Exhibit 10.23

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THIS SECOND LIEN LOAN AND SECURITY AGREEMENT, THE INDEBTEDNESS EVIDENCED HEREBY, AND THE RELATED GUARANTEES ARE AND SHALL AT ALL TIMES BE AND REMAIN SUBORDINATED TO THE EXTENT AND IN THE MANNER SET FORTH IN THE INTERCREDITOR AGREEMENT, TO THE DISCHARGE OF FIRST LIEN OBLIGATIONS. THE LIENS AND SECURITY INTERESTS SECURING THIS SECOND LIEN LOAN AND SECURITY AGREEMENT, THE INDEBTEDNESS EVIDENCED BY THIS SECOND LIEN LOAN AND SECURITY AGREEMENT, AND THE RELATED GUARANTEES, THE EXERCISE OF ANY RIGHT OR REMEDY WITH RESPECT TO SUCH GUARANTEES, AND CERTAIN OF THE RIGHTS OF THE HOLDER(S) OF OBLIGATIONS HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THIS SECOND LIEN LOAN AND SECURITY AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

SECOND LIEN LOAN AND SECURITY AGREEMENT

Dated as of April 14, 2025

by and among

ARES AGENT SERVICES, L.P.,

a Delaware limited partnership

as Collateral Agent and Lender Representative,

the Lenders from time to time parties hereto

and

KODIAK ROBOTICS, INC.,

a Delaware corporation

1049 Terra Bella Avenue

Mountain View, CA 94043

as Borrower

The Lenders, Collateral Agent, Lender Representative and Borrower hereby agree as follows:

AGREEMENT

1. Definitions and Construction.

1.1 Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Control Agreement” means an agreement reasonably acceptable to the Collateral Agent which perfects via control Collateral Agent’s and, prior to the Discharge of First Lien Obligations, First Lien Collateral Agent’s security interest in Borrower’s deposit accounts and/or securities accounts.

“Affiliate” with respect to any Person, means any other Person that owns or controls directly or indirectly ten percent (10%) or more of the stock of another entity of such Person, any other Person that controls or is controlled by or is under common control with such Person and each of such Person’s officers, directors, managers, joint venturers or partners. For purposes of this definition, the term “control” of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting Equity Securities, by contract or otherwise and the terms “controlled by” and “under common control with” shall have correlative meanings. Notwithstanding the foregoing, none of the Agents or any Lender shall be deemed to be an “Affiliate” of the Borrower for any purposes hereunder.

“Agents” collectively, means the Collateral Agent and the Lender Representative, and “Agent” means any one of them.

“Agreement” means this Second Lien Loan and Security Agreement by and among Borrower, Collateral Agent, Lender Representative, and Lenders dated as of the date on the cover page of this Agreement (as it may from time to time be amended, modified or supplemented in accordance with this Agreement).

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Ares” means certain affiliates and/or certain affiliated investment vehicles of Ares Management Corporation.

“Assignment and Assumption” means an agreement and assumption substantially in the form of Exhibit F or such other form as the Lenders may agree to accept.

“BCA Expense Obligations” means Purchaser Reimbursable Expenses that constitute “Company Transaction Costs” under (and as such terms are defined in) the Closing Date Business Combination Agreement (regardless of whether the Closing Date Business Combination Agreement is in effect as of any date of determination).

“Borrower” means Borrower as set forth on the cover page of this Agreement.

“Business Combination” means a business combination, merger, reorganization or similar transaction, or share exchange or purchase, in which the equityholders of the Borrower or any successor-in-interest receive Equity Securities (i) the class of which is registered or (ii) convertible into securities the class of which is registered, under Section 12(b) of the Securities Exchange Act of 1934, as amended, and which constitute, or upon conversion would constitute (assuming conversion on such date), shares of outstanding capital stock of Ares Acquisition Corporation II. For the avoidance of doubt, the transactions contemplated by the Closing Date Business Combination Agreement are a “Business Combination”.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banking institutions are authorized or required to close in New York City.

“Claim” has the meaning given to such term in Section 10.3 of this Agreement.

“Closing Date” means April 14, 2025.

“Closing Date Business Combination Agreement” means that certain Business Combination Agreement, dated as of the Closing Date, by and between Ares Acquisition Corporation II, a Cayman Islands exempted company, AAC II Merger Sub, Inc., a Delaware corporation, and the Borrower.

“Code” means the Uniform Commercial Code as adopted and in effect in the State of New York, as amended from time to time; provided that if by reason of mandatory provisions of law, the creation and/or perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Code” shall also mean the Uniform Commercial Code as in effect from time to time in such jurisdiction for purposes of the provisions hereof relating to such creation, perfection or effect of perfection or non-perfection.

“Collateral” has the meaning given to such term in Section 4.1 of this Agreement.

“Collateral Agent” means Ares Agent Services, L.P., or any successor collateral agent appointed in accordance with this Agreement.

“Commitment Amount” means the Initial Term Loan Commitment, the Delayed Draw Term Loan Commitment and/or the Converted SAFE Term Loan Commitment, as the context dictates.

“Consolidated” means the consolidation of accounts in accordance with GAAP.

“Conversion Price” means:

(a) in connection with any Traditional IPO, 90% of the price paid per share for Equity Securities of the Surviving Corporation by investors in a Traditional IPO, subject to the adjustments and limitations set forth in subsection (c) below;

(b) in connection with a Business Combination or an Alternative Business Combination, the Conversion Price shall be 90% of (x) the fixed price ascribed to a share of the Surviving Corporation or, if no such price is ascribed, (y) the implied price per share of Equity Securities of the Surviving Corporation upon consummation of the Business Combination based on the price derived from the application of the exchanged ratio, using the fixed prices of the other parties in such Business Combination or Alternative Business Combination, subject to the adjustments and limitations set forth in subsection (c) below; and

(c) to the extent applicable in connection with a Traditional IPO, Business Combination or an Alternative Business Combination, the Conversion Price shall be subject to the adjustments and limitations set forth below:

(i) PIPE Transaction with Equity Securities. If any PIPE Transaction is completed with Equity Securities (other than in a transaction contemplated by clause (iv) below and subject to clause (iii) below), the Conversion Price will be 90% of the lowest price per share of the Equity Securities issued in connection with such PIPE Transaction (excluding any securities (e.g., Warrants) issued in transactions ancillary to such PIPE Transaction) after taking into account any additional value transferred to investors in the PIPE Transaction in the form of Equity Securities, including any securities issued in transactions ancillary to such PIPE Transaction (including but not limited to Warrants), as determined by the Borrower and Ares (or, if Ares is no longer a Lender, the Required Lenders) in good faith.

(ii) PIPE Transaction with Convertible Securities. If any PIPE Transaction is completed with Convertible Securities (other than in a transaction contemplated by clause (iv) below and subject to clause (iii) below), the Conversion Price will be 90% of the lowest effective conversion price of such Convertible Securities (excluding any securities (e.g., Warrants) issued in transactions ancillary to the issuance of Convertible Securities) after taking into account any additional value transferred to investors in the PIPE Transaction in the form of Equity Securities (including any securities issued in transactions ancillary to such PIPE Transaction (including but not limited to Warrants)), as determined by the Borrower and Ares (or, if Ares is no longer a Lender, the Required Lenders) in good faith.

(iii) PIPE Transaction Involving Warrants. If in connection with any PIPE Transaction (other than in a transaction contemplated by clause (iv) below) Warrants are issued, then, in connection with the conversion of a Lender’s portion of the Loan, a Lender shall be entitled to receive an amount of Warrants equal to the Warrants that an investor in such PIPE Transaction would be entitled to receive had such investor invested an amount in such PIPE Transaction equal to the amount of the Loan being so converted divided by 90%. Such Warrants shall be on substantially identical terms to those issued to investors in such PIPE Transaction.

(iv) PIPE Transaction with Ares. If any PIPE Transaction is consummated in which Ares is the sole investor, the adjustments set forth in clauses (c)(i) through (iii) shall not apply.

Notwithstanding anything to the contrary in this Agreement, subject to the following sentence, the Conversion Price shall not be the lowest Conversion Price calculated in accordance with this definition. If there are multiple forms of PIPE Transactions involving different types of securities, Ares (or, if Ares is no longer a Lender, the Required Lenders) shall be entitled to choose the lowest conversion price available in such PIPE Transaction as the Conversion Price. If the Conversion Price is calculated in accordance with clause (c)(i), clause (c)(iii), or clause (c)(iv) above and Borrower is not the issuer of the Equity Securities or Warrants in such PIPE Transaction, the Loan (including any accrued and unpaid interest as of such date) shall (i) first automatically convert into the Equity Securities of the Borrower or any successor-in-interest of Borrower and then (ii) such Equity Securities of the Borrower or successor in interest of the Borrower shall be exchanged into the Equity Securities or Warrants issued in such PIPE Transaction. The number and type of Equity Securities of the Borrower initially received by Lender in accordance with the foregoing shall be a number and amount such that, upon consummation of the Business Combination or Alternative Business Combination, as applicable, Lender receives a number of Equity Securities or Warrants issued in such PIPE Transaction equal to the number that Lender would have received had the Loan (including any accrued and unpaid interest as of such date), been converted directly into the Equity Securities or Warrants issued in such PIPE Transaction at the Conversion Price.

“Converted SAFE Term Loan” means the deemed advance by the Lenders to Borrower under Section 2.1(a)(ii) of this Agreement of term loans on the Closing Date.

“Converted SAFE Term Loan Commitment” (a) as to any Lender, means the commitment of such Lender to make (or be deemed to have made) its pro rata share of the Converted SAFE Term Loan as set forth on Schedule 2.1(a) or in the most recent Assignment and Assumption to which it is a party; and (b) as to all Lenders, means the aggregate commitment of all Lenders to make (or be deemed to have made) the Converted SAFE Term Loan. As of the Closing Date, the aggregate Converted SAFE Term Loan Commitment of all Lenders is $10,000,000.

“Convertible Securities” means any equity-link securities directly or indirectly convertible into, or exchangeable (but not exercisable) for (with or without additional consideration) common stock or limited liability company interests of the Borrower or any Surviving Corporation.

“Default” means any Event of Default or any event which with the passing of time or the giving of notice or both would become an Event of Default hereunder.

“Default Rate” means the per annum rate of interest equal to five percent (5%) over the Loan Rate, but such rate shall in no event be more than the highest rate permitted by applicable law to be charged on commercial loans in a default situation. Notwithstanding anything in the foregoing to the contrary, the Default Rate in respect of the BCA Expense Obligations shall be equal to five percent (5%), but such rate shall in no event be more than the highest rate permitted by applicable law to be charged on commercial loans in a default situation.

“Delayed Draw Funding Date” has the meaning given to such term in Section 3.3 of this Agreement.

“Delayed Draw Term Loan” means an advance by the Lenders to Borrower under Section 2.1(a)(iii) of this Agreement of term loans.

“Delayed Draw Term Loan Commitment” (a) as to any Lender, means the commitment of such Lender to make its pro rata share of the Delayed Draw Term Loans as set forth on Schedule 2.1(a) or in the most recent Assignment and Assumption to which it is a party; and (b) as to all Lenders, means the aggregate commitment of all Lenders to make Delayed Draw Term Loans. As of the Closing Date, the aggregate Delayed Draw Term Loan Commitment of all Lenders is $5,000,000.

“Discharge of First Lien Obligations” means the “Discharge of Senior Obligations” as defined in the Intercreditor Agreement.

“Disclosure Schedule” means Exhibit A attached to this Agreement.

“DPA” means the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

“Environmental Laws” means all foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Emergency Planning and Community Right-to-Know Act.

“Equity Securities” of any Person means: (a) all common stock, preferred stock, participations, shares, partnership interests, membership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting); and (b) all warrants, options and other rights to acquire any of the foregoing, excluding any debt securities convertible into capital stock of such Person.

“ERISA” has the meaning given to such term in Section 7.12 of this Agreement.

“Event of Default” has the meaning given to such term in Section 8 of this Agreement.

“Excluded Taxes” means any of the following taxes imposed on or with respect to, or required to be withheld or deducted from a payment to, any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower under this Agreement, (a) taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, in each case, (i) imposed as a result of such Person being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding taxes imposed on amounts payable to or for the account of such Person with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment Amount or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.4(c), amounts with respect to such taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) taxes attributable to such Person’s failure to comply with Section 2.4(c)(iv) and (d) any withholding taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“Fee Letter” means that certain Fee Letter, dated as of the Closing Date, between the Borrower and the Agents.

“First Lien Closing Date” means September 28, 2022.

“First Lien Collateral Agent” means the collateral agent for itself and the First Lien Lenders under the First Lien Loan and Security Agreement and First Lien Loan Documents. As of the date of this Agreement, Horizon Technology Finance Corporation is the First Lien Collateral Agent.

“First Lien Lenders” means the “Lenders” as defined in the First Lien Loan and Security Agreement and any successors or assigns thereof.

“First Lien Loan and Security Agreement” means that certain Venture Loan and Security Agreement dated as of September 28, 2022, by and among the First Lien Lenders, the First Lien Collateral Agent, and the Borrower, as amended by that certain First Amendment to Venture Loan and Security Agreement, dated as of June 4, 2024 and by that certain Second Amendment to Venture Loan and Security Agreement, dated as of February 24, 2025, as such agreement may be further amended, restated, or supplemented from time to time in accordance with the Intercreditor Agreement.

“First Lien Loan Documents” means the “Loan Documents” as defined in the First Lien Loan and Security Agreement.

“First Lien Obligations” means the “Obligations” as defined in the First Lien Loan and Security Agreement.

“Funding Certificate” means a certificate executed by a duly authorized Responsible Officer of Borrower substantially in the form of Exhibit B or such other form as the Lenders may agree to accept.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied.

“Governmental Authority” means: (a) any federal, state, county, municipal or foreign government, or political subdivision thereof; (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body; (c) any court or administrative tribunal; or (d) with respect to any Person, any arbitration tribunal or other nongovernmental authority to whose jurisdiction that Person has consented.

“Hazardous Materials” means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

“Indebtedness” with respect to any Person, means the aggregate amount of, without duplication: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables aged less than one hundred eighty (180) days or trade payables subject to good faith disputes); (d) all capital lease obligations of such Person; (e) all obligations or liabilities of others secured by a Lien on any asset of such Person, whether or not such obligation or liability is assumed; and (f) all obligations or liabilities of the types specified in clauses (a) through (e) above of others guaranteed by such Person.

“Indemnified Person” has the meaning given to such term in Section 10.3 of this Agreement.

“Indemnified Taxes” means: (a) taxes, other than Excluded Taxes, imposed with respect to any payment made by or on account of any obligation of the Borrower under this Agreement or any Loan Document; and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Initial Term Loan” means the advance by the Lenders to Borrower under Section 2.1(a)(i) of this Agreement of term loans on the Closing Date.

“Initial Term Loan Commitment” (a) as to any Lender, means the commitment of such Lender to make its pro rata share of the Initial Term Loan as set forth on Schedule 2.1(a) or in the most recent Assignment and Assumption to which it is a party; and (b) as to all Lenders, means the aggregate commitment of all Lenders to make the Initial Term Loan. As of the Closing Date, the aggregate Initial Term Loan Commitment of all Lenders is $23,340,000.

“Intellectual Property” with respect to any Person, means all of such Person’s right, title and interest in and to patents, patent rights (and applications and registrations therefor and divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same), trademarks and service marks (and applications and registrations therefor and the goodwill associated with such trademarks and service marks), whether registered or not, inventions, copyrights (including applications and registrations therefor and like protections in each work or authorship and derivative work thereof), whether published or unpublished, mask works (and applications and registrations therefor), trade names, trade styles, software and computer programs, source code, object code, domain names, trade secrets, licenses, methods, processes, know how, drawings, specifications, descriptions, and all memoranda, notes, and records with respect to any research and development, all whether now owned or subsequently acquired or developed by such Person and whether in tangible or intangible form or contained on magnetic media readable by machine together with all such magnetic media (but not including embedded computer programs and supporting information included within the definition of “goods” under the Code).

“Intercreditor Agreement” means that certain Subordination Agreement dated as of the Closing Date by and among the Collateral Agent, First Lien Collateral Agent, the Borrower and the other parties party to such Subordination Agreement, as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms of such Subordination Agreement.

“Internal Revenue Code” has the meaning given to such term in Section 5.20 of this Agreement.

“Investment” means the purchase or acquisition of any capital stock, equity interest, or any obligations or other securities of any Person, or the extension of any advance, loan, extension of credit or capital contribution to another Person.

“Landlord Agreement” means an agreement substantially in the form provided by the Collateral Agent to Borrower or such other form as the Collateral Agent may agree to accept.

“Lenders” means and includes the financial institutions from time to time party to this Agreement, including each permitted assignee Lender pursuant to the terms of this Agreement and including any such financial institution in its capacity as a holder of BCA Expense Obligations.

“Lenders’ Expenses” means all reasonable and documented costs or expenses (including reasonable and documented attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, documentation, drafting, amendment, modification, administration, perfection and funding of the Loan Documents; and all of each Agent’s and Lenders’ reasonable and documented attorneys’ fees, costs and expenses incurred in enforcing or defending the Loan Documents (including fees and expenses of appeal or review), including the exercise of any rights or remedies afforded hereunder or under applicable law, whether or not suit is brought, whether before or after bankruptcy or insolvency, including all fees and costs incurred by any Agent or any Lender in connection with such Agent’s or such Lender’s enforcement of its rights in a bankruptcy or insolvency proceeding filed by or against Borrower, any Subsidiary or their respective Property.

“Lender Representative” means Ares Agent Services, L.P., or any successor lender representative appointed in accordance with this Agreement.

“Lien” means any voluntary or involuntary security interest, pledge, bailment, lease, mortgage, hypothecation, conditional sales and title retention agreement, encumbrance or other lien with respect to any Property in favor of any Person.

“Loan” means Initial Term Loan, the Delayed Draw Term Loan and/or the Converted SAFE Term Loan, as the context requires.

“Loan Documents” collectively, means this Agreement, the Fee Letter, the Notes, the Intercreditor Agreement, any Landlord Agreement, any Account Control Agreement and all other documents, instruments and agreements entered into with any Agent or any Lender pursuant to this Agreement. The Loan Documents shall not include any documents entered into in connection with any Business Combination, Qualified IPO or PIPE Transaction. Notwithstanding anything in the foregoing to the contrary, the Closing Date Business Combination Agreement shall constitute a “Loan Document” under this Agreement solely as it relates to the BCA Expense Obligations, including without limitation, as set forth in Section 10.14(c) of the Closing Date Business Combination Agreement.

“Loan Rate” with respect to the Initial Term Loan, the Delayed Draw Term Loan and the Converted SAFE Term Loan, means the sum of (a) the per annum rate of interest published in The Wall Street Journal five (5) Business Days prior to the Closing Date, or any successor publication to the Wall Street Journal, as the “prime rate” then in effect, plus (b) 9.00%; provided that, in the event such “prime rate” of interest is less than 4.75%, such rate shall be deemed to be 4.75% for purposes of calculating the Loan Rate. If the “prime rate”, (a) is no longer reported in The Wall Street Journal, (b) is no longer widely used as a benchmark market rate for new facilities of this type, or (c) becomes permanently unavailable, the Required Lenders, with Borrower’s consent (such consent not to be unreasonably withheld or delayed), shall select a successor benchmark rate, which successor rate shall be applied in a manner consistent with market practice and as agreed between the Required Lenders and Borrower, or if there is no consistent market practice, such successor rate shall be applied in a manner reasonably agreed by the Required Lenders and Borrower. Notwithstanding the foregoing, in no event shall the Loan Rate be less than 13.75%. The Borrower acknowledges that the “prime rate” is used for reference purposes only as an index and is not necessarily the lowest or the best interest rate charged to any borrower of any Lender.

“Make-Whole Amount” as of any date of determination, means an amount equal to: (i) the aggregate amount of interest (including, without limitation, (x) interest payable in cash, in kind or deferred and (y) if applicable, interest at the Default Rate) which would have otherwise been payable on the principal amount of the Loan prepaid or repaid on such date (or in the case of a Make-Whole Trigger Event specified in clauses (b), (c) or (d) of the Make-Whole Trigger Event definition, the principal amount of the Loan outstanding on such date) from the date of the occurrence of the Make-Whole Trigger Event until the Maturity Date (but, for the avoidance of doubt, without giving effect to the capitalization or compounding of any accrued and unpaid interest or any interest payable on or after such date through the Maturity Date pursuant to Section 2.2(a)); plus (ii) any fees that would have been paid or payable on the principal amount of the Loan so prepaid or repaid (or in the case of a Make-Whole Trigger Event specified in clauses (b), (c) or (d) of the Make-Whole Trigger Event definition, the principal amount of the Loan outstanding on such date) if such principal amount had been outstanding from the date of the occurrence of the Make-Whole Trigger Event to the Maturity Date. Notwithstanding anything in the foregoing to the contrary, on and after the date that a Conversion has been consummated, the Make-Whole Amount with respect to any portion of the Loan that was the subject of such Conversion shall be deemed to be $0.

“Make-Whole Trigger Event” means:

(a) any payment by the Borrower of all, or any part, of the principal balance of the Loan to the extent: (i) an optional prepayment made pursuant to Section 2.3(b); or (ii) a mandatory prepayment made pursuant to Section 2.3(a)(ii). For the avoidance of doubt, both clause (i) and (ii) apply whether before or after (x) the occurrence of an Event of Default or (y) the commencement of any bankruptcy or insolvency proceeding, and notwithstanding any acceleration (for any reason) of the Obligations;

(b) the acceleration of the Obligations for any reason, including, without limitation, acceleration in accordance with Section 9.1, including as a result of the commencement of any bankruptcy or insolvency proceeding;

(c) the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations in any bankruptcy or insolvency proceeding, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any bankruptcy or insolvency proceeding to the Collateral Agent or the Lenders in full or partial satisfaction of the Obligations; or

(d) the termination of this Agreement for any reason, other than by virtue of a Conversion in accordance with Section 16.

“Material Adverse Effect” means a material adverse effect on: (a) the financial condition, business, operations or Properties of Borrower; (b) the ability of Borrower to perform its Obligations under the Loan Documents; or (c) the Collateral, taken as a whole, or Collateral Agent’s security interest in the Collateral (through no fault of the Agents or Lenders).

“Maturity Date” with respect to the Loan, means October 1, 2026, or if earlier, the date of acceleration of the Loan following an Event of Default or the date of prepayment, whichever is applicable.

“Note” means each promissory note executed in connection with the Initial Term Loan, the Delayed Draw Term Loan or the Converted SAFE Term Loan in substantially the form of Exhibit C attached to this Agreement.

“Obligations” means all debt, principal, interest, fees (including any Make-Whole Amount), charges, expenses and attorneys’ fees and costs and other amounts, obligations, covenants, and duties owing by Borrower to any Agent or any Lender of any kind and description, in each case, pursuant to the Loan Documents, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all Lenders’ Expenses. The Obligations shall not include (i) obligations in respect of any Equity Securities (including the Warrants) issued to any Agent or any Lender in any capacity or (ii) any obligations in respect of agreements entered into with any Agent or any Lender (a) in connection with any Qualified IPO, Business Combination or PIPE Transaction or (b) other than to the extent directly related to this Agreement and the borrowing of the Loan hereunder. Notwithstanding anything in the foregoing to the contrary, the Obligations shall include the BCA Expense Obligations.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” means a certificate executed by a Responsible Officer substantially in the form of Exhibit E or such other form as the Lenders may agree to accept.

“Other Connection Taxes” means, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower under this Agreement, taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Payment Date” has the meaning given to such term in Section 2.2(a) of this Agreement.

“Permitted Indebtedness” means and includes:

(a) (i) Indebtedness of Borrower owing to the Agents and the Lenders under the Loan Documents; and (ii) subject to any applicable restrictions in the Intercreditor Agreement, Indebtedness of Borrower owing to the First Lien Collateral Agent and the First Lien Lenders under the First Lien Loan Documents;

(b) Indebtedness of Borrower secured by Liens permitted under clause (e) of the definition of Permitted Liens, up to an aggregate principal amount of Eleven Million Dollars ($11,000,000) at any one time;

(c) Indebtedness arising from the endorsement of instruments in the ordinary course of business;

(d) Indebtedness of Borrower existing on the First Lien Closing Date and set forth on the Disclosure Schedule;

(e) Subordinated Debt;

(f) intercompany Indebtedness owed by any Subsidiary to Borrower or any wholly-owned Subsidiary, as applicable; provided that, if applicable, such Indebtedness is also permitted as a Permitted Investment;

(g) Indebtedness otherwise constituting a Permitted Investment;

(h) Indebtedness consisting of the financing of insurance premiums;

(i) Indebtedness to trade creditors in the ordinary course of business;

(j) Indebtedness with respect to surety bonds and similar obligations incurred in the ordinary course of business;

(k) Indebtedness consisting of interest rate, currency or commodity swap agreements, interest rate cap or collar agreements or arrangements entered into in the ordinary course of business and designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices;

(l) (i) unsecured Indebtedness under corporate credit cards and (ii) letter of credit arrangements in an aggregate amount not to exceed One Million Seven Hundred Sixty Thousand Dollars ($1,760,000) at any time;

(m) Obligations in respect of cash management services provided in the ordinary course of business, including netting services, overdraft protection, treasury and depositary services;

(n) other unsecured Indebtedness in an aggregate amount not to exceed Two Hundred Seventy-Five Thousand Dollars ($275,000) at any time; and

(o) (i) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness under subsection (d) above; provided that the principal amount thereof is not increased (other than by the amount of any accrued and unpaid interest on such principal and any premiums or fees paid or payable in connection with the extension, refinancing, modification, amendment or restatement thereof) or the terms thereof are not modified to impose materially more burdensome terms upon Borrower and (ii) subject to any applicable restrictions in the Intercreditor Agreement, extensions, refinancings, modifications, amendments and restatements of Permitted Indebtedness under subsection (a)(ii) above.

“Permitted Investments” means and includes any of the following Investments as to which Collateral Agent shall obtain a perfected security interest, to the extent required by the Loan Documents:

(a) Deposits and deposit accounts with commercial banks organized under the laws of the United States or a state thereof to the extent: (i) the deposit accounts of each such institution are insured by the Federal Deposit Insurance Corporation up to the legal limit; and (ii) each such institution has an aggregate capital and surplus of not less than One Hundred Million Dollars ($100,000,000);

(b) Investments in marketable obligations issued or fully guaranteed by the United States and maturing not more than eighteen (18) months from the date of issuance;

(c) Investments in open market commercial paper rated at least “A2” or “P2” or higher by a national credit rating agency and maturing not more than eighteen (18) months from the creation thereof;

(d) Investments pursuant to or arising under currency agreements or interest rate agreements entered into in the ordinary course of business;

(e) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(f) Investments by Borrower and Subsidiaries in their Subsidiaries not to exceed Two Hundred Seventy Five Thousand Dollars ($275,000);

(g) (i) Investments by Subsidiaries in or to other Subsidiaries or Borrower; and (ii) Investments by Borrower in any Subsidiaries in an aggregate amount not to exceed Two Hundred Seventy-Five Thousand ($275,000) per fiscal year;

(h) Investments existing as of the First Lien Closing Date and disclosed in the Disclosure Schedule;

(i) Investments consisting of deposit accounts and investment accounts;

(j) Investments permitted by Borrower’s investment policy, as amended from time to time, and approved by Borrower’s board of directors; provided that such investment policy has also been approved by the Required Lenders in their reasonable discretion;

(k) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers, or directors relating to the purchase of Equity Securities of the Borrower pursuant to employee stock purchase plans or agreements;

(l) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers or suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (l) shall not apply to Investments of Borrower in any Subsidiary;

(m) Investments permitted under Section 7.6;

(n) Investments consisting of interest rate, currency or commodity swap agreements, interest rate cap or collar agreements or arrangements entered into in the ordinary course of business and designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices; and

(o) other Investments aggregating not in excess of Five Hundred Fifty Thousand Dollars ($550,000) at any time.

“Permitted Liens” means and includes:

(a) (i) the Liens created by this Agreement or any other Loan Document and (ii) subject to any applicable restrictions in the Intercreditor Agreement, the Liens created by the First Lien Loan and Security Agreement or any other First Lien Loan Document;

(b) Liens for fees, taxes, levies, imposts, duties or other governmental charges of any kind which are not yet delinquent or which are being contested in good faith by appropriate proceedings which suspend the collection thereof (provided that such appropriate proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material item of Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of Borrower);

(c) Liens existing as of the First Lien Closing Date and identified on the Disclosure Schedule;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings (provided that such appropriate proceedings could not reasonably be expected to result in the sale the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of Borrower);

(e) Liens upon any equipment or other personal property acquired by Borrower after the Closing Date to secure (i) the purchase price of such equipment or other personal property, or (ii) capital lease obligations or indebtedness incurred solely for the purpose of financing the acquisition of such equipment or other personal property; provided that (A) such Liens are confined solely to the equipment or other personal property so acquired (and any accessions, improvements or additions to such equipment or other personal property or their proceeds) and the amount secured does not exceed the acquisition price thereof, and (B) no such Lien shall be created, incurred, assumed or suffered to exist in favor of Borrower’s officers, directors or shareholders holding five percent (5%) or more of Borrower’s Equity Securities;

(f) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder;

(g) to the extent made in the ordinary course of business, deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens (or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

(h) Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods;

(j) Liens in favor of financial institutions arising in connection with deposit or securities accounts held as such financial institutions, provided that such Liens are permitted by Section 7.13 of this Agreement; leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of business;

(k) easements, rights of way, restrictions, encroachments and other minor defects or irregularities in title, in each case that do not and will not interfere in any material respect in the ordinary course of business;

(l) [reserved];

(m) (i) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business; and (ii) exclusive licenses for the use of Intellectual Property of any Borrower or its Subsidiaries that do not result in a legal transfer of the licensed property but may be exclusive in certain respects, including as to fields of use;

(n) Liens on cash collateral securing Indebtedness permitted by clause (m) of “Permitted Indebtedness”; and

(o) (i) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clause (c) of this definition, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien (and additions, accessions and improvements to such property and its replacements and proceeds) and the principal amount of the indebtedness being extended, renewed or refinanced does not increase (except by the amount of any accrued and unpaid interest on such principal amount and/or fees or premiums incurred in connection with any such extension, renewal or refinancing) and (ii) subject to any applicable restrictions in the Intercreditor Agreement, Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clause (a)(ii) of this definition.

“Person” means and includes any individual, any partnership, any corporation, any business trust, any joint stock company, any limited liability company, any unincorporated association or any other entity and any domestic or foreign national, state or local government, any political subdivision thereof, and any department, agency, authority or bureau of any of the foregoing.

“PIPE Transaction” shall mean the issuance of Convertible Securities or Equity Securities of the Borrower or the Surviving Corporation to certain subscribers pursuant to subscription agreements entered into in connection with a Business Combination or Qualified IPO.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.

“Qualified IPO” shall mean (i) an underwritten public offering pursuant to an effective registration statement (other than a public offering pursuant to a registration statement on Form S-4 or Form S-8) of the equity interests of the Borrower or any parent entity or any successor-in-interest to either of the foregoing (“Traditional IPO”) filed under the Securities Act and/or (ii) other than with Ares Acquisition Corporation II, a transaction where the equity interests of the Borrower (or other person which then owns, directly or indirectly, 100% of the outstanding equity interests of the Borrower) or any successor-in-interest to either of the foregoing is publicly registered on any U.S. national securities exchange or over the counter market (including pursuant to a transaction involving a special purpose acquisition company) (“Alternative Business Combination”).

“Required Lenders” at any time, means (a) Lenders then holding more than fifty percent (50%) of the sum of the Commitment Amount then in effect, if any, plus the aggregate unpaid principal balance of the Loan then outstanding, or (b) if the Commitment Amount has terminated, Lenders then holding more than fifty percent (50%) of the sum of the aggregate unpaid principal amount of Loan then outstanding; provided that (x) so long as there are two (2) or more unaffiliated Lenders, then Required Lenders shall include at least two (2) of such unaffiliated Lenders and (y) so long as Ares is a Lender hereunder, then Required Lenders shall also include Ares.

“Responsible Officer” has the meaning given to such term in Section 6.3 of this Agreement.

“Restricted License” means any license (other than any commercial off-the-shelf licenses or similar agreements that are commercially available to the public and any “shrink wrap” or “click wrap” licenses or open source software) with respect to which Borrower is the licensee and such license is material to Borrower’s business and that prohibits or otherwise restricts, in a manner enforceable under applicable law, Borrower from granting a security interest in Borrower’s interest in such license or any other property subject to such license.

“Rights to Payment” has the meaning given to such term in Section 4.1 of this Agreement.

“Sanctions” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC and the United States Department of State), the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions authority.

“Scheduled Payments” has the meaning given to such term in Section 2.2(a) of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Solvent” has the meaning given to such term in Section 5.12 of this Agreement.

“Subordinated Debt” means unsecured Indebtedness incurred by Borrower or any Subsidiary, the incurrence of which by Borrower or such Subsidiary is consented to by the Required Lenders and which is subordinated to the Obligations pursuant to a subordination agreement, intercreditor agreement, or similar agreement, in form and substance acceptable to the Required Lenders in their sole discretion.

“Subsidiary” means any corporation or other entity of which a majority of the outstanding Equity Securities entitled to vote for the election of directors or other governing body (otherwise than as the result of a default) is owned by Borrower directly or indirectly through Subsidiaries.

“Surviving Corporation” shall mean the public corporation or other listed entity resulting from or following a Business Combination or Qualified IPO.

“Transfer” has the meaning given to such term in Section 7.4 of this Agreement.

“Warrants” shall mean warrants to purchase Equity Securities of the Borrower or the Surviving Corporation at a fixed or variable price.

1.2 Construction. References in this Agreement to “Articles,” “Sections,” “Exhibits,” “Schedules” and “Annexes” are to recitals, articles, sections, exhibits, schedules and annexes in and to this Agreement unless otherwise indicated. References in this Agreement and each of the other Loan Documents to any document, instrument or agreement shall include (a) all exhibits, schedules, annexes and other attachments to such Loan Document, (b) all documents, instruments or agreements issued or executed in replacement of such Loan Document, and (c) such document, instrument or agreement, or replacement or predecessor of such Loan Document, as amended, modified and supplemented from time to time and in effect at any given time (subject, in the case of clauses (b) and (c), to any restrictions on such replacement, amendment, modification or supplement set forth in the Loan Documents). The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. The words “include” and “including” and words of similar import when used in this Agreement or any other Loan Document shall not be construed to be limiting or exclusive. Unless the context requires otherwise, any reference in this Agreement or any other Loan Document to any Person shall be construed to include such Person’s successors and assigns. Unless otherwise indicated in this Agreement or any other Loan Document, all accounting terms used in this Agreement or any other Loan Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP (except with respect to unaudited financial statements (i) for non-compliance with FAS 123R and (ii) for the absence of footnotes and subject to year-end audit adjustments); provided, that all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions, calculations and covenants for purposes of this Agreement (other than for purposes of the delivery of financial statements prepared in accordance with GAAP) whether or not such operating lease obligations were in effect on such date, notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in accordance with GAAP. All terms and information set forth on the cover page of this Agreement are incorporated into this Agreement.

2. Loan; Repayment.

2.1 Commitments.

(a) Loan.

(i) Initial Term Loan. Subject to the terms and conditions of this Agreement, and relying upon the representations and warranties set forth below as and when made or deemed to be made, each Lender with an Initial Term Loan Commitment, severally and not jointly, agrees to lend to Borrower on the Closing Date, term loans in the amount set forth opposite such Lender’s name in Schedule 2.1(a) as its Initial Term Loan Commitment.

(ii) Converted SAFE Term Loan. Subject to the terms and conditions of this Agreement, and relying upon the representations and warranties set forth below as and when made or deemed to be made, each Lender with a Converted SAFE Term Loan Commitment, severally and not jointly, shall be deemed to have made to Borrower on the Closing Date, term loans in the amount set forth opposite such Lender’s name in Schedule 2.1(a) as its Converted SAFE Term Loan Commitment.

(iii) Delayed Draw Term Loan. Subject to the terms and conditions of this Agreement, and relying upon the representations and warranties set forth below as and when made or deemed to be made, each Lender with a Delayed Draw Term Loan Commitment, severally and not jointly, agrees to lend to Borrower on the applicable Delayed Draw Funding Date, term loans in the amount to be set forth opposite such Lender’s name in Schedule 2.1(a) on the applicable Delayed Draw Funding Date as its Delayed Draw Term Loan Commitment (as such schedule may be updated from time to time in accordance with this Agreement).

(b) The Loan, BCA Expense Obligations and the Notes. The obligation of Borrower to repay the unpaid principal amount of and interest on the Loan or the principal amount of the BCA Expense Obligations shall, if requested by any Lender, be evidenced by a Note issued to such Lender.

(c) Use of Proceeds. The proceeds of the Loan shall be used solely for working capital or general corporate purposes of Borrower.

(d) Termination of Commitment to Lend. Notwithstanding anything in the Loan Documents, each Lender’s obligation to lend the undisbursed portion of (x) its Initial Term Loan Commitment to Borrower under this Agreement shall terminate upon the making of such Lender’s portion of the Initial Term Loan; (y) its Converted SAFE Term Loan Commitment to Borrower under this Agreement shall terminate upon the deemed making of such Lender’s portion of the Converted SAFE Term Loan; and (z) its Delayed Draw Term Loan Commitment to Borrower under this Agreement shall terminate upon the making of such Lender’s portion of the Delayed Draw Term Loan.

2.2 Payments.

(a) Scheduled Payments. Commencing on May 1, 2025, and continuing thereafter on the first Business Day of each calendar month (each a “Payment Date”) through the Maturity Date, Borrower shall make a payment of accrued and unpaid interest to Lenders on the outstanding principal amount of the Loan on each such Payment Date. Such payment shall be paid in kind and capitalized on each such Payment Date by adding the accrued and unpaid amount thereof to the outstanding principal balance of the Loan (collectively, the “Scheduled Payments”). In any event, all unpaid principal and accrued and unpaid interest shall be due and payable in full on the Maturity Date.

(b) Fee Letter. The Borrower agrees to pay to the Agents the fees set forth in the Fee Letter at the times and in the amounts specified therein.

(c) Payment of Interest. Borrower shall pay interest on the Initial Term Loan, Delayed Draw Term Loan and the Converted SAFE Term Loan (including, for the avoidance of doubt, capitalized interest that has already been added to the principal balance of such Initial Term Loan, Delayed Draw Term Loan or Converted SAFE Term Loan, as applicable) at a per annum rate of interest equal to the Loan Rate. Interest on any portion of the Loan shall be charged commencing on the day that such portion of the Loan is made to or on behalf of Borrower, and shall continue to accrue through the date on which the Loan is repaid in full. Changes to the Loan Rate based on changes to the “prime rate” (or such substitute benchmark rate selected in accordance with the definition of “Loan Rate” set forth in Section 1.1 above) shall be effective on the effective date of any change to the “prime rate” (or such substitute benchmark rate selected in accordance with the definition of “Loan Rate” set forth in Section 1.1 above) and to the extent of any such change. Interest (including interest at the Default Rate, if applicable) shall be computed on the basis of a 360-day year for the actual number of days elapsed. Notwithstanding any other provision of this Agreement, the amount of interest payable on the Loan shall not in any event exceed the maximum amount permitted by the law applicable to interest charged on commercial loans.

(d) Application of Payments. Subject to Section 2.3, all payments received by Lenders prior to an Event of Default that has not been waived by the Lenders in accordance with this Agreement shall be applied as follows: (i) first, to Lenders’ Expenses then due and owing; (ii) second, ratably, to all accrued and unpaid interest in respect of the next Scheduled Payment; (iii) third, ratably, to the principal balance of the Loan; and (iv) fourth, to BCA Expense Obligations then due and owing. In the event such payments are not sufficient to pay the whole amount then due, such payments shall be applied first to unpaid interest at the Loan Rate, then to the remaining amounts then due). After an Event of Default that has not been waived by the Lenders in accordance with this Agreement, all payments and application of proceeds shall be made as set forth in Section 9.7.

(e) Late Payment Fee. Borrower shall pay to each Lender a late payment fee equal to six percent (6%) of any Scheduled Payment not paid when due to such Lender except in the event that the delay of such Scheduled Payment is caused by such Lender’s failure.

(f) Default Rate. Borrower shall pay interest at a per annum rate equal to the Default Rate on any amounts required to be paid by Borrower to any Agent or any Lender under this Agreement or the other Loan Documents (including Scheduled Payments), payable with respect to the Loan, accrued and unpaid interest, and any fees or other amounts which remain unpaid after such amounts are due (including the BCA Expense Obligations). If an Event of Default has occurred and the Obligations have been accelerated (whether automatically or by the Lenders’ election in accordance with this Agreement), Borrower shall pay interest on the aggregate, outstanding accelerated balance hereunder from the date of the Event of Default until all Events of Default are cured, at a per annum rate equal to the Default Rate.

2.3 Prepayments.

(a) Mandatory Prepayments.

(i) If the Loan is accelerated following the occurrence of an Event of Default that has not been waived by the Lenders pursuant to Section 9.1(a), then Borrower, in addition to any other amounts which may be due and owing under this Agreement, shall immediately pay to the Lenders the amount set forth in Section 2.3(b), as if Borrower had opted to prepay on the date of such acceleration.

(ii) If, after the Closing Date, the Borrower or its Subsidiary shall (x) offer any Equity Securities and receive net cash proceeds in connection with such offering and all other such offerings (other than any offering in connection with or in contemplation of a Business Combination) since the Closing Date in excess of One Hundred Million Dollars ($100,000,000) (the “Threshold Amount”) or (y) issue or incur any Indebtedness (other than Permitted Indebtedness), the Borrower or such Subsidiary shall promptly notify Collateral Agent and the Lenders of the estimated net cash proceeds of such offering or issuance or incurrence to be received by or for the account of the Borrower or such Subsidiary in respect thereof. Subject to Section 2.3(a)(iii) below, within three (3) Business Days after receipt by the Borrower or such Subsidiary of the net cash proceeds of (I) any such offering of Equity Securities, the Borrower shall prepay the Loan in an aggregate amount equal to 100% of the amount of such net cash proceeds in excess of the Threshold Amount and (ii) any such issuance or incurrence of Indebtedness, the Borrower shall prepay the Loan in an aggregate amount equal to 100% of the amount of such net cash proceeds, in each case under this Section 2.3(a)(ii), together with the applicable Make-Whole Amount. The Borrower acknowledges that its performance under this Agreement shall not limit the rights and remedies of the Agents and the Lenders for any breach of any terms of the Loan Documents. Subject to the last sentence of Section 2.2(d), each prepayment under this Section 2.3(a)(ii) shall be applied pro rata to Lenders based upon the outstanding principal amounts of the Loan owing to each such Lender and shall be accompanied by accrued and unpaid interest, together with any applicable Make-Whole Amount.

(iii) Notwithstanding anything to the contrary in this Section 2.3(a), no prepayment required pursuant to this Section 2.3(a) shall be required if such prepayment would be in contravention of the Intercreditor Agreement.

(b) Optional Prepayment. Upon five (5) Business Days’ prior written notice to the Lenders, and at its option, Borrower may at any time, prepay all (and not less than all) of the outstanding Loan by simultaneously paying to the Lenders an amount equal to (i) any accrued and unpaid interest on the outstanding principal balance of the Loan; plus (ii) the Make-Whole Amount; plus (iii) the outstanding principal balance of such Loan; plus (iv) all other sums, if any, that shall have become due and payable hereunder.

(c) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the parties acknowledge and agree that if the Obligations are accelerated as a result of the occurrence and continuance of any Event of Default (including by operation of law or otherwise), the Make-Whole Amount determined as of the date of acceleration, will also be due and payable and will be treated and deemed as though the applicable Loan was prepaid as of such date and shall constitute part of the Obligations for all purposes in this Agreement. THE BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE MAKE-WHOLE AMOUNT IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower expressly acknowledges agrees that: (i) the Make-Whole Amount is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (ii) the Make-Whole Amount shall be payable notwithstanding the then prevailing market rates at the time payment is made; (iii) there has been a course of conduct between Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the Make-Whole Amount; (iv) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this Section 2.3(c); (v) their agreement to pay the Make-Whole Amount is a material inducement to the Lenders to make the Loan; and (vi) the Make-Whole Amount represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders; and (v) it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of the events resulting in such prepayment.

2.4 Other Payment Terms.

(a) Place and Manner. Borrower shall make all payments due to the Lenders in lawful money of the United States. All payments of principal, interest, fees and other amounts payable by Borrower under this Agreement shall be made, in immediately available funds (or, in the case of interest to be capitalized in accordance with Section 2.2 above, in kind), not later than 12:00 p.m. New York time, on the date on which such payment is due. Any payment received by the Lenders after the time set forth in the immediately preceding sentence will be deemed to have been received at the opening of business on the next Business Day, and interest shall accrue through such date. Borrower shall make such payments to Lenders via wire transfer or ACH as instructed by the Lenders from time to time.

(b) Date. Whenever any payment is due under this Agreement on a day other than a Business Day, such payment shall be made on the next succeeding Business Day. Any such extension of time shall be included in the computation of interest or fees.

(c) Taxes.

(i) Unless otherwise required under applicable law, any and all payments made under this Agreement or under the Notes shall be made without deduction for any taxes. In the event Borrower is required to deduct any taxes from such payments, then: (A) if such taxes are Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.4(c)) any Agent or Lender receives an amount equal to the sum it would have received had no such deductions been made; (B) Borrower shall make such deductions; and (C) Borrower shall pay, in a timely manner, the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(ii) Borrower shall indemnify the Agents and the Lenders, within ten (10) days after receiving a written indemnification demand, for the full amount of any Indemnified Taxes or Other Taxes imposed or asserted directly on any Agent or any Lender by any Governmental Authority on or attributable to amounts payable under this Agreement solely as a result of such Agent or such Lender entering into this Agreement to the extent such taxes are paid by such Agent or such Lender, and any penalties, interest and reasonable expenses arising from or with respect to such Agent or such Lender entering into this Agreement, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by such Agent or such Lender shall be conclusive absent manifest error.

(iii) As soon as practicable after any payment of any Indemnified Taxes or Other Taxes by Borrower under this Agreement to a Governmental Authority, Borrower shall deliver to the Lender Representative the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Required Lenders.

(iv)

(A) If any Agent or any Lender is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement, such Agent or such Lender shall deliver to Borrower, as reasonably requested by Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate. Without limiting the foregoing, (x) each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code and each Agent shall deliver to the Borrower on or about the date of this Agreement (or, in the case of a Lender that becomes a Lender after the date of this Agreement, on or about the date such Lender becomes a Lender under this Agreement), and from time to time thereafter upon the reasonable request of the Borrower, an executed copy of IRS Form W-9 certifying that such Person is exempt from U.S. federal backup withholding tax; and (y) each other Lender shall deliver to deliver to the Borrower on or about the date of this Agreement (or, in the case of a Lender that becomes a Lender after the date of this Agreement, on or about the date such Lender becomes a Lender under this Agreement), and from time to time thereafter upon the reasonable request of the Borrower, an executed copy of the appropriate series of IRS Form W-8 together with appropriate documentation, establishing either an exemption from U.S. federal withholding tax on interest income pursuant to a tax treaty or eligibility for the exemption for portfolio interest under Sections 871(h) or 881(c) of the Internal Revenue Code on behalf of itself or its beneficial owners, as applicable.

(B) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (B), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(v) If any Agent or any Lender receives a refund in respect of Indemnified Taxes or Other Taxes paid by Borrower pursuant to this Section 2.4(c), which in the sole discretion of such Agent or such Lender exercised in good faith is allocable to such payment, it shall promptly pay such refund, together with any other amounts paid by Borrower in connection with such refunded taxes, to Borrower, net of all out-of-pocket expenses (including any taxes to which such Agent or such Lender has become subject as a result of its receipt of such refund) of such Agent or such Lender incurred in obtaining such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Upon the request of such Agent or such Lender, however, Borrower shall promptly repay to such Agent or such Lender amounts paid over pursuant to the preceding clause (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (v), in no event will such Agent or such Lender be required to pay any amount to Borrower pursuant to this paragraph (v) the payment of which would place such Agent or such Lender in a less favorable net after-tax position than such Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been deducted, withheld or otherwise imposed and if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require such Agent or such Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

2.5 Procedure for Making the Loan.

(a) Notice. The Initial Term Loan shall be made on the Closing Date. The Converted SAFE Term Loan shall be deemed to be made on the Closing Date. The Delayed Draw Term Loan shall be made on the Delayed Draw Funding Date. Borrower’s execution and delivery to any Lender of a Note in respect of the Loan shall be Borrower’s agreement to the terms and calculations thereunder with respect to such Loan. Each Lender’s obligation to make the Loan shall be expressly subject to the satisfaction of the conditions set forth in Section 3.

(b) [Reserved].

(c) Disbursement. The Lenders shall disburse the proceeds of the Initial Term Loan and Delayed Draw Term Loan by wire transfer to Borrower at the account specified in the applicable Funding Certificate.

2.6 Legal and Closing Expenses.

(a) Legal, Due Diligence and Documentation Expenses. Immediately upon the earlier of (x) the closing of the Business Combination contemplated by the Closing Date Business Combination Agreement and (y) the termination of the Closing Date Business Combination Agreement, Borrower shall pay to Agents and the Lenders all of Agents’ and Lenders’ reasonable and documented legal, due diligence and documentation expenses in connection with the negotiation and documentation of this Agreement and the Loan Documents, which amounts shall be invoiced to Borrower at least three (3) Business Days prior to such date.

3. Conditions of Loan.

3.1 Conditions Precedent to Closing. At the time of the execution and delivery of this Agreement, the Agents and the Lenders shall have received, in form and substance reasonably satisfactory to them, all of the following (unless the Agents and Lenders have agreed to waive such condition or document):

(a) Loan Agreement. This Agreement duly executed by Borrower, Collateral Agent, Lender Representative and Lenders.

(b) Intercreditor Agreement. The Intercreditor Agreement duly executed by Borrower, Collateral Agent, Lender Representative, the First Lien Collateral Agent and the other parties to the Intercreditor Agreement.

(c) Amendment to First Lien Loan and Security Agreement. Borrower shall have provided the Agents and the Lenders with an amendment to the First Lien Loan and Security Agreement, reasonably satisfactory to the Agents and the Lenders, which amendment, among other things, shall permit the execution, delivery and performance of this Agreement and the other Loan Documents.

(d) Secretary’s Certificate. A certificate of the secretary or assistant secretary of Borrower, dated as of the Closing Date, with copies of the following documents attached: (i) the certificate of incorporation and bylaws (or equivalent documents) of Borrower certified by Borrower as being complete and in full force and effect on the date thereof; (ii) incumbency and representative signatures; and (iii) resolutions authorizing the execution and delivery of this Agreement and each of the other Loan Documents.

(e) Good Standing Certificates. A good standing certificate from Borrower’s state of organization and the state in which Borrower’s principal place of business is located, each dated as of a date no earlier than thirty (30) days prior to the Closing Date.

(f) Certificate of Insurance. Evidence of the insurance coverage required by Section 6.8.

(g) Consents. All necessary consents of shareholders and other third parties with respect to the execution, delivery and performance of this Agreement and the other Loan Documents.

(h) Legal Opinion. A customary legal opinion of Borrower’s counsel, dated as of the Closing Date, in form and substance reasonably satisfactory to Agents and the Lenders.

(i) Fee Letter. The Fee Letter duly executed by Borrower and the Agents.

(j) Account Control Agreements. Subject to Section 6.12, Account Control Agreements for all of Borrower’s deposit accounts and securities accounts duly executed by all of the parties of the Account Control Agreements (other than any Excluded Accounts).

(k) Fees and Expenses. Payment of all fees and expenses then due under this Agreement or under any other Loan Document.

(l) Other Documents; KYC. Such other documents and completion of such other matters, as the Agents or Lenders may reasonably deem necessary or appropriate, including all documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

3.2 Conditions Precedent to Making the Initial Term Loan and Converted SAFE Term Loan. The obligation of the Lenders to make the Initial Term Loan and Converted SAFE Term Loan is further subject to satisfaction of the following conditions as of the date of this Agreement:

(a) No Default. No Default or Event of Default shall have occurred and be continuing.

(b) Landlord Agreements. Subject to Section 6.12, Borrower shall have provided the Collateral Agent with a Landlord Agreement for: (i) each leased real property where Borrower’s books and records and the Collateral with a book value in excess of Three Hundred Thousand ($300,000) is located (unless Borrower is the fee owner thereof); and (ii) the Borrower’s principal place of business.

(c) Note. With respect to each requesting Lender, Borrower shall have duly executed and delivered a Note in the amount of the Initial Term Loan and/or Converted SAFE Term Loan held by such Lender.

(d) UCC Financing Statements. The Collateral Agent shall have received such documents, instruments and agreements, including UCC financing statements or amendments to UCC financing statements and UCC financing statement searches, as the Collateral Agent shall reasonably request to evidence the perfection and priority of the security interests granted to Collateral Agent pursuant to Section 4. Borrower authorizes the Agents and the Lenders to file any UCC financing statements, continuations of or amendments to UCC financing statements they deem necessary to perfect the Collateral Agent’s security interest in the Collateral.

(e) Funding Certificate. Borrower shall have duly executed and delivered to the Lenders a Funding Certificate for the Initial Term Loan.

(f) Representations and Warranties. The representations and warranties made by Borrower in Section 5 and in the other Loan Documents shall be true and correct in all material respects (except with respect to any representation or warranty that already contains a materiality qualifier, which representation or warranty shall be true and correct in all respects) as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.

(g) Other Documents. Borrower shall have provided any Agent or any Lender with such other documents and completion of such other matters, as such Agent or such Lender may reasonably deem necessary or appropriate.

3.3 Conditions Precedent to Making the Delayed Draw Term Loan. The obligation of the Lenders to make the Delayed Draw Term Loan is further subject to satisfaction of the following conditions as of the date such Delayed Draw Term Loan is to be funded (such date, the “Delayed Draw Funding Date”):

(a) No Default. No Default or Event of Default shall have occurred and be continuing.

(b) Representations and Warranties. The representations and warranties made by Borrower in Section 5 and in the other Loan Documents shall be true and correct in all material respects (except with respect to any representation or warranty that already contains a materiality qualifier, which representation or warranty shall be true and correct in all respects) as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.

(c) Note. With respect to each requesting Lender, Borrower shall have duly executed and delivered a Note in the amount of the Delayed Draw Term Loan held by such Lender.

(d) Funding Certificate. Borrower shall have duly executed and delivered to the Lenders a Funding Certificate for the Delayed Draw Term Loan.

(e) KYC. On or prior to the Delayed Draw Funding Date, the Agents shall have received all documentation and other information with respect to each Lender providing a Delayed Draw Term Loan required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(f) Delayed Draw Funding Date. The Delayed Draw Funding Date shall occur no later than June 30, 2025.

3.4 Covenant to Deliver. Borrower agrees (not as a condition but as a covenant) to deliver to any Agent or any Lender each item required to be delivered to such Agent or such Lender as a condition to the making of the Loan, if such Loan is advanced. Borrower expressly agrees that the extension of the Loan prior to the receipt by such Agent or such Lender of any such item (unless expressly waived) shall not constitute a waiver by such Agent or such Lender of Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in such Agent’s or such Lender’s sole discretion.

4. Creation of Security Interest.

4.1 Grant of Security Interests. Borrower grants to Collateral Agent a valid, continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt, full and complete payment of any and all Obligations (including, for the avoidance of doubt, the BCA Expense Obligations) and in order to secure prompt, full and complete performance by Borrower of each of its covenants and duties under each of the Loan Documents. The “Collateral” shall mean and include all right, title, interest, claims and demands of Borrower in the following:

(a) All goods (and embedded computer programs and supporting information included within the definition of “goods” under the Code) and equipment now owned or hereafter acquired, including all laboratory equipment, computer equipment, office equipment, machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

(b) All inventory now owned or hereafter acquired, including all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s books relating to any of the foregoing;

(c) All contract rights, general intangibles and all Intellectual Property, now owned or hereafter acquired, including goodwill, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, claims, software, computer programs, computer disks, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payment intangibles, commercial tort claims, payments of insurance and rights to payment of any kind;

(d) All now existing and hereafter arising accounts, contract rights, royalties, license rights, license fees and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower (subject, in each case, to the contractual rights of third parties to require funds received by Borrower to be expended in a particular manner), whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s books relating to any of the foregoing;

(e) All documents, cash, deposit accounts, letters of credit and letters of credit rights (whether or not the letter of credit is evidenced by a writing) and other supporting obligations, certificates of deposit, instruments, promissory notes, chattel paper (whether tangible or electronic) and investment property, including all securities, whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts and commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, now owned or hereafter acquired and Borrower’s books relating to the foregoing; and

(f) To the extent not covered by clauses (a) through (e), all other personal property of the Borrower, whether tangible or intangible, and any and all rights and interests in any of the above and the foregoing and, any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof, including insurance, condemnation, requisition or similar payments and proceeds of the sale or licensing of Intellectual Property.

Notwithstanding the foregoing, the Collateral shall not include: (i) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Subsidiary formed outside of the United States of America which shares entitle the holder thereof to vote for directors or any other matter; (ii) rights held under a license or other agreement that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is enforceable under applicable law); (iii) property (including any attachments, accessions or replacements) that is subject to a Lien that is permitted pursuant to clause (e) of the definition of Permitted Liens, if the grant of a security interest with respect to such property pursuant to this Agreement would be prohibited by the agreement creating such Permitted Lien or would otherwise constitute a default thereunder, provided, that such property will be deemed “Collateral” hereunder upon the termination and release of such Permitted Lien; (iv) intent-to-use trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording or a statement of use with the United States Patent and Trademark Office or otherwise, but only to the extent that granting of a security interest in such intent-to-use trademarks would be contrary to applicable law; (v) property for which the granting of a security interest in such property is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral without any action by Borrower or Lenders; and (vi) cash collateral accounts subject to Liens permitted by clause (o) of the definition of Permitted Liens.

4.2 After-Acquired Property. If Borrower shall at any time acquire a commercial tort claim, as defined in the Code, with a value in excess of Two Hundred Fifty Thousand Dollars ($250,000), Borrower shall promptly notify Collateral Agent in writing signed by Borrower of the brief details of such claim and grant to Collateral Agent in such writing a security interest in such claim and in the proceeds of such claim, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Collateral Agent.

4.3 Duration of Security Interest. Collateral Agent’s security interest in the Collateral shall continue until the payment in full and the satisfaction of all Obligations (other than inchoate indemnity obligations), and termination of Lenders’ commitments to fund the Loan, whereupon such security interest shall automatically terminate. At Borrower’s sole cost and expense, the Agents and the Lenders shall promptly execute such further documents and take such further actions as may be reasonably necessary to make effective the release contemplated by this Section 4.3, including duly authorizing and delivering termination statements for filing in all relevant jurisdictions under the Code.

4.4 Location and Possession of Collateral. The Collateral is and shall remain in the possession of Borrower at its location listed on the cover page hereof, as set forth in the Disclosure Schedule or as otherwise permitted by Section 7.2. Borrower shall remain in full possession, enjoyment and control of the Collateral with a value individually or in the aggregate in excess of

Three Hundred Thousand Dollars ($300,000), except: (i) only as may be otherwise required by Collateral Agent for perfection of the security interests in the Collateral created under this Agreement; (ii) movable personal property such as laptop computers; (iii) any inventory that is in the possession of Borrower’s customers in the ordinary course of Borrower’s business: and (iv) any Collateral that is transferred in accordance with Section 7.4 of this Agreement, and so long as no Event of Default that has not been waived by the Lenders has occurred, Borrower shall be entitled to manage, operate and use the same and each part of such Collateral with the rights and franchises appertaining to such Collateral. Notwithstanding the foregoing, Borrower’s possession, enjoyment, control and use of the Collateral shall at all times be subject to the observance and performance of the terms of this Agreement.

4.5 Delivery of Additional Documentation Required. At the request of Collateral Agent, Borrower shall from time to time execute and deliver to Collateral Agent all financing statements and other documents Collateral Agent may reasonably request, in form reasonably satisfactory to Collateral Agent, to perfect and continue Collateral Agent’s perfected security interests in the Collateral and in order to consummate fully all of the transactions contemplated under the Loan Documents.

4.6 Right to Inspect. Through any of their officers, employees, or agents, any Agent and any Lender shall have the right to inspect the books and records of Borrower and Subsidiaries and to make copies thereof and to inspect, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral. Any such inspection shall require reasonable prior notice during Borrower’s usual business hours. Any inspection, test or appraisal conducted under this Section 4.6 shall be conducted at the sole cost and expense of Borrower. Such inspections shall not occur more than once during any twelve (12) month period unless an Event of Default has occurred that has not been waived by the Lenders.

4.7 Intellectual Property. Borrower shall promptly notify Collateral Agent on or before the federal registration or filing by Borrower of any patent or patent application, or trademark or trademark application, or copyright or copyright application. Borrower shall promptly execute and deliver to the Collateral Agent any grants of security interests in same, in form acceptable to Collateral Agent, to file with the United States Patent and Trademark Office or the United States Copyright Office, as applicable.

4.8 Protection of Intellectual Property. Borrower shall:

(a) protect, defend and maintain the validity and enforceability of its material Intellectual Property and promptly advise Collateral Agent in writing of material infringements known to Borrower;

(b) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Lenders’ written consent unless the abandonment, forfeiture or dedication of such Intellectual Property could not reasonably be expected to have a Material Adverse Effect;

(c) provide written notice to Collateral Agent within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public); and

(d) take such commercially reasonable steps as Collateral Agent reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for: (i) any Restricted License to be deemed “Collateral” and for Collateral Agent to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future; and (ii) Collateral Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Collateral Agent’s rights and remedies under this Agreement and the other Loan Documents.

4.9 Lien Subordination. Agents and Lenders agree that the Liens granted to the Collateral Agent under this Agreement shall be subordinate to the Liens securing the Indebtedness permitted under clause (a)(ii) of the definition of Permitted Indebtedness in accordance with the Intercreditor Agreement and clause (e) of the definition of Permitted Indebtedness. Notwithstanding the foregoing, the Obligations under this Agreement shall not be subordinate in right of payment to any other obligations to any third parties, including other lenders, equipment lenders or equipment lessors. Lenders’ rights and remedies under this Agreement shall not in any way be subordinate to the rights and remedies of any such third parties. So long as no Event of Default has occurred, the Agents and the Lenders agree to execute and deliver such agreements and documents as may be reasonably requested by Borrower from time to time which set forth the lien subordination described in this Section 4.9 and are reasonably acceptable to the Agents and the Required Lenders. The Agents and Lenders shall have no obligation to execute any other agreement or document which would impose obligations, restrictions or lien priority on any Agent or Lender which are less favorable to such Agent or Lender than those described in this Section 4.9.

5. Representations and Warranties. Except as set forth in the Disclosure Schedule or disclosed to Lender in writing pursuant to the Loan Documents, Borrower represents and warrants as follows:

5.1 Organization and Qualification. Each of Borrower and its Subsidiaries is a corporation duly organized and validly existing under the laws of its state of incorporation and qualified and licensed to do business in, and is in good standing in, any jurisdiction in which the conduct of its business or its ownership of Property requires that it be so qualified and licensed, except for such jurisdictions as to which any failure to so qualify would not have a Material Adverse Effect.

5.2 Authority. Borrower has all necessary power and authority to execute, deliver, and perform in accordance with the terms thereof, the Loan Documents to which it is a party. Borrower and Subsidiaries have all requisite power and authority to own and operate their Property and to carry on their businesses as now conducted. Borrower and Subsidiaries have obtained all licenses, permits, approvals and other authorizations necessary for the operation of their business except where the failure to obtain such licenses, permits, approvals or other authorizations would not reasonably be expected to have a Material Adverse Effect.

5.3 Conflict with Other Instruments, etc. Neither the execution and delivery of any Loan Document to which Borrower is a party nor the consummation of the transactions contemplated by the Loan Documents nor compliance with the terms, conditions and provisions thereof will conflict with or result in a breach of any of the terms, conditions or provisions of the certificate of incorporation, the by-laws, or any other organizational documents of Borrower or any law or any regulation, order, writ, injunction or decree of any court or Governmental Authority by which Borrower or any Subsidiary or any of their respective property or assets may be bound or affected, or any material agreement or instrument to which Borrower is a party or by which it or any of its Property is bound or to which it or any of its Property is subject, or constitute a default thereunder or result in the creation or imposition of any Lien, other than Permitted Liens.

5.4 Authorization; Enforceability. The execution and delivery of this Agreement, the granting of the security interest in the Collateral, the incurrence of the Loan, the execution and delivery of the other Loan Documents to which Borrower is a party and the consummation of the transactions contemplated by those documents have each been duly authorized by all necessary action on the part of Borrower. No authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with, or notice to, any Person is, was or will be necessary to: (a) the valid execution and delivery of any Loan Document to which Borrower is a party; (b) the performance of Borrower’s obligations under any Loan Document; or (c) the granting of the security interest in the Collateral, except for (i) filings in connection with the perfection of the security interest in any of the Collateral and (ii) any registrations, filings, notices or consents that have been obtained or made. The Loan Documents have been duly executed and delivered and constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.

5.5 No Prior Encumbrances. Borrower has good and marketable title to the Collateral that it purports to own, free and clear of Liens except for Permitted Liens. Borrower has good title and ownership of, or is licensed under, all of Borrower’s current Intellectual Property that is material to Borrower’s business. Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for: (a) non-exclusive licenses granted to its customers, resellers and/or distributors in the ordinary course of business; (b) over-the-counter software that is commercially available to the public, “shrink-wrap” and “click-wrap” licenses and open-source software; (c) Intellectual Property licensed to Borrower; and (d) licenses that do not result in a legal transfer of ownership of the licensed property but that may be exclusive as to territory only as to discrete geographical areas outside of the United States. Each patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable to the best of Borrower’s knowledge. No part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. Borrower is not a party to, nor is it bound by, any Restricted License except to the extent maintained in accordance with Section 4.8(d). Borrower has not received any written communications alleging that Borrower has violated, or, to Borrower’s knowledge, by conducting its business as proposed, would violate any proprietary rights of any other Person, the violation of which could reasonably be expected to be material to Borrower. Borrower has no knowledge of any infringement or violation by it of the intellectual property rights of any third party and has no knowledge of any violation or infringement by a third party of any of its Intellectual Property, in each case, which could reasonably be expected to be material to Borrower. Borrower owns all Intellectual Property associated with the business of Borrower and Subsidiaries it purports to own, free and clear of any Liens other than Permitted Liens.

5.6 Security Interest. The provisions of this Agreement create legal and valid security interests in the Collateral in favor of Collateral Agent. Assuming the proper filing of one or more financing statement(s) identifying the Collateral with the proper state and/or local authorities, the security interests in the Collateral granted to Collateral Agent pursuant to this Agreement (a) to the extent such may be perfected by the filing of a UCC-1 financing statement with proper state and/or local authorities, will constitute and will continue to constitute second priority security interests junior only to the security interests of the First Lien Collateral Agent and the First Lien Lenders under the First Lien Loan Documents (except to the extent any other Permitted Liens may have a superior priority to Collateral Agent’s Liens under this Agreement) and (b) to the extent such may be perfected by the filing of a UCC-1 financing statement with proper state and/or local authorities, are and will continue to be superior and prior to the rights of all other creditors of Borrower except the First Lien Collateral Agent and First Lien Lenders (except to the extent any other Permitted Liens may have a superior priority to Collateral Agent’s Liens under this Agreement).

5.7 Name; Location of Chief Executive Office, Principal Place of Business and Collateral. Borrower has not done business in the last five (5) years under any name other than that specified on the signature page hereof. Borrower’s jurisdiction of incorporation, chief executive office, principal place of business, and the place where Borrower maintains its records concerning the Collateral are presently located in the state and at the address set forth on the cover page of this Agreement. The Collateral is presently located at the address set forth on the cover page hereof or as set forth in the Disclosure Schedule or as otherwise disclosed to the Agents and the Lenders pursuant to Section 7.2.

5.8 Litigation. There are no actions or proceedings pending by or against Borrower or any Subsidiary before any court, arbitral tribunal, regulatory organization, administrative agency or similar body that could reasonably be expected to be material. Borrower does not have knowledge of any such actions or proceedings that are pending or threatened in writing.

5.9 Financial Statements. All financial statements relating to Borrower, any Subsidiary that have been or may hereafter be delivered by Borrower to the Agents or the Lenders present fairly in all material respects Borrower’s Consolidated financial condition as of the date thereof and Borrower’s Consolidated results of operations for the period then ended.

5.10 No Material Adverse Effect. No event has occurred and no condition exists which could reasonably be expected to have a Material Adverse Effect since December 31, 2021.

5.11 Full Disclosure. No representation, warranty or other statement made by Borrower in any Loan Document (including the Disclosure Schedule), certificate or written statement furnished to the Agents or the Lenders, taken together with all such written certificates and written statements given to the Agents and Lenders, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading in any material respect (it being recognized that any projections and estimates relating to future events, although made in good faith, are not to be viewed as facts and the actual results during any period covered by any such projection may differ from projected or estimated results). There is no fact known to Borrower which materially adversely affects, or which could in the future be reasonably expected to materially adversely affect, its ability to perform its obligations under this Agreement.

5.12 Solvency, Etc. Borrower is Solvent (as defined below) and, immediately after the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby, Borrower will be Solvent. “Solvent” with respect to any Person on any date, means that on such date: (a) the fair value of the property of such Person (on a going-concern basis) is greater than the fair value of the liabilities (including contingent liabilities) of such Person; (b) the present fair saleable value of the assets of such Person (on a going-concern basis) is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.

5.13 Subsidiaries. Borrower has no Subsidiaries.

5.14 Capitalization. All issued and outstanding Equity Securities of Borrower are duly authorized and validly issued, fully paid and non-assessable. Such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities, except for such compliance with such laws that would not reasonably be expected to result in a Material Adverse Effect.

5.15 Catastrophic Events; Labor Disputes. None of Borrower, any Subsidiary or any of their respective Property is or has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or other casualty that could reasonably be expected to be material to the Borrower. There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which Borrower or any Subsidiary is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the knowledge of Borrower, jurisdictional disputes or organizing activity occurring or threatened in writing, in each case, which could reasonably be expected to be material to the Borrower.

5.16 No Present Intention to Terminate. To the knowledge of Borrower, no officer of Borrower, and no employee of Borrower whose termination, either individually or in the aggregate, could reasonably be expected to be material to the Borrower, has any present intention of terminating his or her employment with Borrower.

5.17 No Plan Assets. Neither Borrower nor any Subsidiary is an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower or any Subsidiary constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) neither Borrower nor any Subsidiary is a “governmental plan” within the meaning of Section 3(32) of ERISA and (b)

transactions by or with Borrower or any Subsidiary are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Loan Agreement.

5.18 Sanctions, Etc. None of Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any director, officer, employee, agent or controlled Affiliate of Borrower or any of its Subsidiaries, is a Person that is: (a) the subject or target of any Sanctions; or (b) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions. To the best of Borrower’s knowledge, as of the Closing Date, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, none of the funds of Borrower, any Subsidiary or of their Affiliates have been derived from any unlawful activity with the result that the investment in the respective party (whether directly or indirectly), is prohibited by applicable law or the Loan is in violation of applicable law.

5.19 Regulatory Compliance. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System. Neither Borrower nor any Subsidiary is required to register as an “investment company” or a company controlled by an entity required to register as an “investment company” under the Investment Company Act of 1940. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no proceeds of the Loan will be used to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

5.20 Payment of Taxes. All federal and other material tax returns, reports and statements (including any attachments to or amendments of such tax returns, reports and statements) of Borrower and its Subsidiaries filed or required to be filed by any of them have been timely filed (or extensions have been obtained and such extensions have not expired). All material taxes shown on such tax returns or otherwise due and payable and all material assessments, fees and other governmental charges upon Borrower, its Subsidiaries and their respective properties, assets, income, businesses and franchises which are due and payable have been paid prior to becoming delinquent, except for the payment of any such taxes, assessments, fees and other governmental charges which are being diligently contested by Borrower in good faith by appropriate proceedings and for which adequate reserves have been made to the extent required under GAAP. To the knowledge of Borrower, no tax return of Borrower or any Subsidiary is currently under an audit or examination, and Borrower has not received written notice of any proposed audit or examination, in each case, where a material amount of tax is at issue. Borrower is not an “S corporation” within the meaning of Section 1361(a)(1) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

5.21 Anti-Terrorism Laws. Borrower will not, directly or indirectly, use the proceeds of the Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person: (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions; or (ii) in any other manner that would result in a violation of Sanctions by any Person

(including any Person participating in the Loan, whether as lender, underwriter, advisor, investor or otherwise). The Agents and Lenders notify Borrower that pursuant to the requirements of Anti-Terrorism Laws, and Agents’ and Lenders’ policies and practices, the Agents and the Lenders may be required to obtain, verify and record certain information and documentation that identifies Borrower and its principals, which information includes the name and address of Borrower and its principals and such other information that will allow such Agents and such Lenders to identify such party in accordance with Anti-Terrorism Laws.

6. Affirmative Covenants. Borrower, until the full and complete payment of the Obligations (other than inchoate indemnity obligations), covenants and agrees that:

6.1 Good Standing. Except as permitted by Section 7.6, Borrower shall maintain, and cause each of its Subsidiaries to maintain, its corporate existence and its good standing in its jurisdiction of incorporation, except to the extent that any failure to be in good standing would not reasonably be expected to result in a Material Adverse Effect, and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Borrower shall maintain, and cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could reasonably be expected to be material to the Borrower.

6.2 Government Compliance. Borrower shall comply, and cause each of its Subsidiaries to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to be material to the Borrower.

6.3 Financial Statements, Reports, Certificates. Borrower shall deliver to the Lender Representative for distribution to the Lenders: (a) as soon as available, but in any event within thirty (30) days after the end of each month, a Borrower prepared Consolidated balance sheet, Consolidated income statement and Consolidated cash flow statement covering Borrower’s operations during such period, and aging of Borrower’s accounts receivable and accounts payable, all certified by Borrower’s president, chief executive officer, treasurer, chief financial officer or other senior financial officer (each, a “Responsible Officer”); (b) as soon as available, but in any event within one hundred eighty (180) days after the end of Borrower’s fiscal year ending December 31, 2024 and for all fiscal years thereafter, audited Consolidated financial statements of Borrower prepared in accordance with GAAP, together with an unqualified opinion (other than a qualification with respect to “going concern”) on such financial statements of a nationally recognized or other independent public accounting firm reasonably acceptable to the Required Lenders; (c) as soon as available, but in any event upon the later of (A) thirty (30) days after the end of Borrower’s fiscal year, or (B) following approval of the Borrower’s Board of Directors, Borrower’s operating budget and plan for the next fiscal year; and (d) such other financial information as the Lenders may reasonably request from time to time. In addition, Borrower shall deliver to the Lender Representative for distribution to the Lenders (A) promptly upon becoming available, copies of all statements, reports and notices sent or made available generally by Borrower to all of its security holders in their capacity as such and not in any other capacity and (B) promptly upon written receipt of notice thereof, a report of any material legal actions pending or threatened in writing against Borrower or any Subsidiary or the commencement of any action, proceeding or governmental investigation involving Borrower or any Subsidiary is commenced that is reasonably expected to result in damages or costs to Borrower of Two Hundred Fifty Thousand Dollars ($250,000) or more. From and after such time as Borrower becomes a publicly reporting company, promptly as they are available and in any event: (i) at the time of filing of Borrower’s Form 10-K with the Securities and Exchange Commission after the end of each fiscal year of Borrower, the financial statements of Borrower filed with such Form 10-K; and (ii) at the time of filing of Borrower’s Form 10-Q with the Securities and Exchange Commission after the end of each of the first three fiscal quarters of Borrower, the Consolidated financial statements of Borrower filed with such Form 10-Q; provided, that in each case, such financial statements may be delivered electronically or on Borrower’s website and, if so delivered, shall be deemed to have been delivered on the date of the filing.

6.4 Certificates of Compliance. Each time financial statements are furnished pursuant to Section 6.3, Borrower shall deliver to the Lender Representative for distribution to the Lenders an Officer’s Certificate signed by a Responsible Officer in the form of, and certifying to the matters set forth in Exhibit E.

6.5 Notice of Defaults. As soon as possible, and in any event within five (5) days after the discovery of a Default or an Event of Default by a Responsible Officer, Borrower shall provide the Collateral Agent and the Lender Representative for distribution to the Lenders with an Officer’s Certificate setting forth the facts relating to or giving rise to such Default or Event of Default and the action which Borrower proposes to take with respect to any Default or Event of Default.

6.6 Taxes. Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law or imposed upon any Property belonging to it. Borrower will execute and deliver to Collateral Agent and the Lender Representative for distribution to the Lenders, promptly on demand, appropriate certificates attesting to the payment or deposit thereof. Borrower will make, and cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes. Upon request, Borrower will furnish any Agent and any Lender with proof satisfactory to such Agent and such Lender indicating that Borrower and each Subsidiary has made such payments or deposits. Borrower need not make any payment, however, if the amount or validity of such payment is contested in good faith by appropriate proceedings which suspend the collection of such payment. The exception set forth in the preceding sentence only applies to the extent that any such proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such amounts or reserves sufficient to discharge such amounts have been provided on the books of Borrower). In addition, Borrower shall not change, and shall not permit any Subsidiary to change, its respective jurisdiction of residence for taxation purposes without the prior written consent of Collateral Agent.

6.7 Use; Maintenance. Borrower shall keep and maintain all items of equipment and other similar types of personal property that form any significant portion or portions of the Collateral in good operating condition and repair (normal wear and tear excepted). Borrower shall make all necessary and cost-justified replacements and renewals to any such Collateral so that the value and operating efficiency thereof shall at all times be maintained and preserved. Borrower shall not permit any such material item of Collateral to become a fixture to real estate or an accession to other personal property that is not Collateral (other than improvements to Borrower’s leased premises), without the prior written consent of Agents and the Lenders. Borrower shall not permit any such material item of Collateral to be operated or maintained in violation of any applicable law, statute, rule or regulation. With respect to items of leased equipment (to the extent Collateral Agent has any security interest in any residual Borrower’s interest in such equipment under the lease), Borrower shall keep, maintain, repair, replace and operate such leased equipment in accordance with the material terms of the applicable lease.

6.8 Insurance. Borrower shall keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Collateral Agent. All property policies shall have a lender’s loss payable endorsement naming Collateral Agent as an additional loss payee. All liability policies shall name Collateral Agent as an additional insured and all policies shall provide that the insurer must give Collateral Agent at least thirty (30) days’ notice before canceling its policy. At Collateral Agent’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any property policy, at Collateral Agent’s or the Required Lenders’ option, shall be payable to Collateral Agent, for the benefit of Lenders, or to Lenders on account of the Obligations. Notwithstanding the foregoing, so long as no Event of Default has occurred that has not been waived by the Lenders, Borrower shall have the option of applying the proceeds of any property policy, toward the replacement or repair of destroyed or damaged property. Borrower’s option as set forth in the preceding sentence is conditioned upon: (a) any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Collateral Agent have been granted a second priority security interest pursuant to the terms of this Agreement; and (b) after the occurrence and during the continuation of an Event of Default all net cash proceeds payable under such property policy, at the option of Collateral Agent or Lenders, shall be payable to Collateral Agent, for the benefit of Lenders, or to Lenders on account of the Obligations. If Borrower fails to obtain insurance as required under Section 6.8 or to pay any amount or furnish any required proof of payment to third persons and Collateral Agent, Agents or Lenders may make all or part of such payment or obtain such insurance policies required in Section 6.8, and take any action under the policies Agents or Lenders deem prudent. On or prior to the Closing Date and prior to each policy renewal, Borrower shall furnish to Collateral Agent certificates of insurance or other evidence satisfactory to Collateral Agent that insurance complying with all of the above requirements is in effect.

6.9 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Collateral Agent or Lenders to make effective the purposes of this Agreement, including the continued perfection and priority of Collateral Agent’s security interest in the Collateral.

6.10 Subsidiaries. Upon Required Lenders’ or Collateral Agent’s request, Borrower shall cause any Subsidiary formed in a jurisdiction within the United States of America to provide Lenders and Collateral Agent with a guaranty of the Obligations and a security interest in such Subsidiary’s assets to secure such guaranty.

6.11 Keeping of Books. Borrower shall keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of Borrower and its Subsidiaries sufficient to prepare financial statements prepared in accordance with GAAP (except for the absence of footnotes and subject to year-end adjustments).

6.12 Post-Closing Covenants. Borrower agrees to deliver, or cause to be delivered, to the Agents, the items described on Schedule 6.12 on the dates and by the times specified with respect to such items, in each case, or such later time as may be agreed to by the Agents.

7. Negative Covenants. Borrower, until the full and complete payment of the Obligations (other than inchoate indemnity obligations), covenants and agrees that Borrower shall not:

7.1 Chief Executive Office. Change its name, jurisdiction of incorporation, executive office, principal place of business or any of the items set forth in Section 1 of the Disclosure Schedule without fifteen (15) days’ prior written notice to Collateral Agent.

7.2 Collateral Control. Subject to its rights under Sections 4.4 and 7.4, remove any items of Collateral with an aggregate book value in excess of Three Hundred Thousand Dollars ($300,000) at any time from Borrower’s facility located at the address set forth on the cover page of this Agreement or as set forth on the Disclosure Schedule, without prior written notice to the Collateral Agent. The foregoing shall not apply, however, to any: (i) moveable items of personal property such as laptop computers; (ii) inventory in the possession of Borrower’s customers in the ordinary course of business; (iii) Collateral in transit in the ordinary course of business; or (iv) any Collateral that is transferred in accordance with Section 7.4 of this Agreement.

7.3 Liens. Create, incur, allow or suffer, or permit any Subsidiary to create, incur, allow or suffer, any Lien on any of its property, or assign or convey any right to receive income, including the sale of any accounts, in each case, except for Permitted Liens and Transfers permitted by Section 7.4, or permit any Collateral not to be subject to the second priority security interest granted in this Agreement (except for Permitted Liens that may have priority to Collateral Agent’s Liens), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Collateral Agent for the benefit of Lenders) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property in favor of Collateral Agent, except (a) as otherwise permitted in Section 7.4 hereof and (b) as permitted in the definition of “Permitted Liens”.

7.4 Other Dispositions of Collateral. Convey, sell, lease or otherwise dispose of, or permit any Subsidiary to convey, sell, lease or otherwise dispose, of all or any part of the Collateral to any Person (collectively, a “Transfer”), except for: (a) Transfers of inventory in the ordinary course of business; (b) Transfers of worn-out, surplus, unneeded or obsolete equipment made in the ordinary course of business; (c) Permitted Liens and Permitted Investments and payments or distributions expressly permitted by Section 7.5; and (d) other assets of Borrower or its Subsidiaries that do not in the aggregate exceed Two Hundred Seventy Five Thousand Dollars ($275,000) during any fiscal year.

7.5 Distributions. (a) Pay any dividends or make any distributions, or permit any Subsidiary to pay any dividends or make any distributions, on their respective Equity Securities, or make repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar arrangements in an aggregate amount not to exceed One Hundred Ten Thousand Dollars ($110,000) in any fiscal year; (b) return, or permit any Subsidiary to return, any capital to any holder of its Equity Securities as such on account of such Equity Securities; (c) make, or permit any Subsidiary to make, any distribution of assets, Equity Securities, obligations or securities to any holder of its Equity Securities as such; or (d) set apart any sum for any such purpose. Notwithstanding the foregoing: (A) any Subsidiary may pay dividends and distributions solely to Borrower or another wholly-owned Subsidiary of Borrower; (B) Borrower may pay dividends payable solely in Borrower’s capital stock; (C) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof; (D) Borrower may issue capital stock of Borrower in connection with the exercise of options and/or warrants; and (E) Borrower may pay cash in lieu of fractional shares upon exercise or conversion of any option, warrant or other convertible security.

7.6 Mergers or Acquisitions. Merge or consolidate, or permit any Subsidiary to merge or consolidate, with or into any other Person or acquire, or permit any Subsidiary to acquire, all or substantially all of the capital stock or assets of another Person. The prohibition set forth in the preceding sentence shall not preclude: (a) any Subsidiary from merging into another Subsidiary, or (b) any Subsidiary merging into Borrower so long as Borrower is the surviving entity. In addition, nothing in this Section 7.6 shall prevent Borrower from consummating a Business Combination. If the Borrower consummates a Business Combination and an election is not made by the applicable Lenders to convert the Converted SAFE Term Loan in connection with such Business Combination, then (A) if requested by Ares or the Agents, the Surviving Corporation shall expressly assume all obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement to this Agreement or the other Loan Documents in form reasonably satisfactory to the Ares and the Agents; (B) if requested by Ares or the Agents, the Borrower or Surviving Corporation, as applicable, shall deliver to Ares and the Agents an opinion of counsel including customary organization, due execution, no conflicts and enforceability opinions; and (C) if requested by Ares or the Agents at least two (2) Business Days prior to the consummation of such Business Combination, the Borrower shall deliver to Ares and the Agents all documentation and other information in respect of the Surviving Corporation required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

7.7 Change in Business or Ownership. Engage, or permit any Subsidiary to engage, in any business other than the businesses currently engaged in by Borrower or such Subsidiary, as applicable, or reasonably related, incidental or complementary to such businesses or a reasonable extension of such businesses or have a material change in Borrower’s direct ownership equal to or greater than fifty percent (50%) other than to the extent resulting from (a) the sale by Borrower of Borrower’s Equity Securities in a Qualified IPO, or (b) subject to the Borrower’s compliance with the last sentence of Section 7.6, a Business Combination.

7.8 Transactions With Affiliates; Creation of Subsidiaries. (a) Enter, or permit any Subsidiary to enter, into any contractual obligation with any Affiliate or engage in any other transaction with any Affiliate except upon terms at least as favorable to Borrower or such Subsidiary, as applicable, as an arms-length transaction with Persons who are not Affiliates of Borrower except for: (i) transactions permitted pursuant to Section 7.5 and/or Section 7.6; (ii) intercompany transactions constituting Permitted Indebtedness; (iii) any equity or Subordinated Debt financings not otherwise prohibited by this Agreement; (iv) transactions entered into in connection with a Business Combination (including entering into a business combination agreement in respect thereof) or any related PIPE Transaction; or (b) create a Subsidiary without providing at least ten (10) Business Days’ advance notice thereof to the Collateral Agent and to the extent required by Section 6.10, if requested by the Collateral Agent, any such Subsidiary guarantees the Obligations and grants a security interest in its assets to secure such guaranty, in each case on terms reasonably satisfactory to Collateral Agent and Lenders.

7.9 Indebtedness Payments. (a) Prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Indebtedness for borrowed money (other than: (i) amounts due or permitted to be prepaid under this Agreement; (ii) amounts permitted to be prepaid or repaid under the applicable intercreditor or subordination agreement governing any Subordinated Debt; (iii) prepayment or repayment of Indebtedness constituting Permitted Indebtedness under clauses (a) (subject to the terms of the Intercreditor Agreement), (b), (f), (l) and/or (m) of the definition of Permitted Indebtedness; or (iv) capital lease obligations), (b) amend, modify or otherwise change the terms of any Indebtedness for borrowed money or lease obligations so as to accelerate the scheduled repayment thereof or (c) repay any notes to officers, directors or shareholders, except, in each case, for (i) the conversion of any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof; and (ii) the payment of cash in lieu of fractional shares upon exercise or conversion of any such securities.

7.10 Indebtedness. Create, incur, assume or permit, or permit any Subsidiary to create, incur, or permit to exist, any Indebtedness except Permitted Indebtedness.

7.11 Investments. Make, or permit any Subsidiary to make, any Investment except for Permitted Investments.

7.12 Compliance. (a) Become, or permit any Subsidiary to become, required to register as an “investment company” or a company controlled by a Person required to be registered as an “investment company” under the Investment Company Act of 1940, or undertake as one of its important activities, extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of the Loan for that purpose; (b) become, or permit any Subsidiary to become, subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money; or (c) (i) fail, or permit any Subsidiary to fail, to meet the minimum funding requirements of the Employment Retirement Income Security Act of 1974, and its regulations, as amended from time to time (“ERISA”), or (ii) permit, or permit any Subsidiary to permit, a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; (d) fail, or permit any Subsidiary to fail, to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have Material Adverse Effect.

7.13 Maintenance of Accounts. (a) Maintain any deposit account or securities account except: (i) accounts with respect to which Collateral Agent has obtained a perfected security interest in such accounts through one or more Account Control Agreements, and, prior to the Discharge of First Lien Obligations, First Lien Collateral Agent has obtained a perfected security interest in such accounts through one or more Account Control Agreements; (ii) accounts used exclusively for payroll, payroll taxes and other employee wage and benefit payments, including flexible spending accounts; provided, however that the aggregate amount on deposit in such accounts (other than flexible spending accounts) shall not exceed the amount required to fund one complete payroll cycle of Borrower; (iii) fiduciary, trust and other accounts containing solely funds held on behalf of unaffiliated third parties; and (iv) cash collateral accounts subject to Liens permitted by clause (o) of the definition of Permitted Liens (the accounts described in clauses (ii) through (v) are referred to in this Agreement as the “Excluded Accounts”) or (b) grant or allow any other Person (other than (x) Collateral Agent or any Lender or (y) First Lien Collateral Agent or any First Lien Lender) to perfect a security interest in, or enter into any agreements with any Persons (other than (x) Collateral Agent or any Lender or (y) First Lien Collateral Agent or any First Lien Lender) accomplishing perfection via control as to, any of its deposit accounts or securities accounts (other than Excluded Accounts).

7.14 Negative Pledge Regarding Intellectual Property. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Lien of any kind upon any Intellectual Property or Transfer any Intellectual Property, whether now owned or hereafter acquired, other than Permitted Liens and Transfers permitted under Section 7.4.

7.15 Anti-Layering. Create, incur, assume, permit to exist or otherwise become or remain liable with respect to any Indebtedness, that is secured by Liens that are contractually subordinated to Liens securing any First Lien Obligations or which is subordinated or junior in lien priority or right of payment to any portion of the First Lien Obligations unless the Liens securing such Indebtedness are also subordinated or junior in lien priority or right of payment, as applicable, in the same manner and to the same extent in all material respects, as the Liens securing the Obligations are subordinated to the Liens securing the First Lien Obligations. Notwithstanding the foregoing, no Liens securing Indebtedness shall be considered to be subordinated to the First Lien Obligations solely by virtue of operation of a “waterfall” provision in the First Lien Loan Documents evidencing any facility of First Lien Obligations; provided, that no Indebtedness will be considered to be senior to the Obligations solely by virtue of being secured (but only to the extent such security is not otherwise prohibited by Section 7.10 and then only to the extent of such security).

8. Events of Default. Any one or more of the following events shall constitute an “Event of Default” by Borrower under this Agreement:

8.1 Failure to Pay. If Borrower fails to pay when due and payable or when declared due and payable in accordance with the Loan Documents: (a) any Scheduled Payment on the relevant Payment Date or on the relevant Maturity Date; or (b) any other portion of the Obligations within five (5) days after receipt of written notice from any Agent or any Lender that such payment is due.

8.2 Certain Covenants. If Borrower fails to perform any obligation arising under Sections 6.5, 6.8 or 6.12, or violates any of the covenants contained in Section 7 of this Agreement.

8.3 Other Covenant Defaults. If Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement (other than as set forth in Sections 8.1, 8.2 or 8.4 through 8.14), in any of the other Loan Documents and Borrower has failed to cure such default within thirty (30) days of the occurrence of such default. During this thirty (30) day period, the failure to cure the default is not an Event of Default.

8.4 Material Adverse Effect. If an event occurs that has a Material Adverse Effect on Borrower (through no fault of any Agent or any Lender).

8.5 Intentionally Omitted.

8.6 Seizure of Assets, Etc. (a) If any material portion of Borrower’s or any Subsidiary’s assets (i) is attached, seized, subjected to a writ or distress warrant, or is levied upon or (ii) comes into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within thirty (30) days, (b) if Borrower or any Subsidiary is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, (c) if a judgment or other claim becomes a lien or encumbrance (other than a Permitted Lien) upon any material portion of Borrower’s or any Subsidiary’s assets that is not released within thirty (30) days or (d) if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s or any Subsidiary’s assets by the United States Government, or any department agency or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within thirty (30) days after Borrower receives notice thereof; provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower.

8.7 Service of Process. (a) The service of process upon any Agent or any Lender seeking to attach by a trustee or other process any funds of Borrower on deposit or otherwise held by any Agent or any Lender having an aggregate value in excess of Two Hundred Seventy Five Thousand Dollars ($275,000), (b) the delivery upon any Agent or any Lender of a notice of foreclosure by any Person seeking to attach or foreclose on any funds of Borrower on deposit or otherwise held by any Agent or any Lender and having an aggregate value in excess of Two Hundred Seventy Five Thousand Dollars ($275,000) or (c) the delivery of a notice of foreclosure or exclusive control to any entity holding or maintaining Borrower’s deposit accounts or accounts holding securities by any Person (other than (x) Collateral Agent or any Lender or (y) First Lien Collateral Agent or any First Lien Lender) seeking to foreclose or attach any such accounts or securities, and in each case, the same are not, within thirty (30) days after the occurrence thereof, discharged, dismissed, rescinded or stayed.

8.8 Default on Indebtedness. One or more defaults shall exist (a) under any agreement (other than the First Lien Loan Documents) with any third party or parties which consists of the failure to pay any Indebtedness in an aggregate amount in excess of Five Hundred Fifty Thousand Dollars ($550,000) of Borrower or any Subsidiary at maturity or which results in a right by such third party or parties, whether or not exercised, to accelerate the maturity of Indebtedness in an aggregate amount in excess of Five Hundred Fifty Thousand Dollars ($550,000); or (b)(i) an “Event of Default” under the First Lien Loan and Security Agreement in respect of any Indebtedness under the First Lien Loan Documents as a result of non-payment of such

Indebtedness upon final scheduled maturity therefor, or (ii) any “Event of Default” under the First Lien Loan and Security Agreement in respect of any Indebtedness under the First Lien Loan Documents and as a result thereof, the applicable holders of such Indebtedness have caused or declared all or a material portion of such Indebtedness to become immediately due and payable.

8.9 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Seventy Five Thousand Dollars ($275,000) (not covered by independent third-party insurance as to which liability has not been denied by such insurance carrier) shall be rendered against Borrower or any Subsidiary and shall remain unsatisfied and unstayed for a period of ten (10) days or more.

8.10 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any written warranty, representation, written statement, certification, or report (other than any projections or other forward-looking statements) when made to any Agent or any Lender by Borrower or any officer, employee, or director of Borrower.

8.11 Intentionally Omitted.

8.12 Unenforceable Loan Document. If any Loan Document shall in any material respect cease to be, or Borrower shall assert that any Loan Document is not, a legal, valid and binding obligation of Borrower enforceable in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity).

8.13 Involuntary Insolvency Proceeding. (a) If a proceeding shall have been instituted in a court having jurisdiction in the premises (i) seeking a decree or order for relief in respect of Borrower or any Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) for the appointment of a receiver, liquidator, administrator, assignee, custodian, trustee (or similar official) of Borrower or any Subsidiary or for any substantial part of its Property or (iii) for the winding-up or liquidation of its affairs, and, in each case, such proceeding shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or (b) such court shall enter a decree or order granting the relief sought in any such proceeding.

8.14 Voluntary Insolvency Proceeding. If Borrower or any Subsidiary shall (a) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (b) consent to the entry of an order for relief in an involuntary case under any such law, (c) consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian (or other similar official) of Borrower or any Subsidiary or for any substantial part of its Property, (d) shall make a general assignment for the benefit of creditors, (e) shall fail generally to pay its debts as they become due or (f) take any corporate action in furtherance of any of the foregoing.

9. Lender’s Rights and Remedies.

9.1 Rights and Remedies. Upon the occurrence of any Default or Event of Default that has not been waived by the Lenders, no Lender shall have any further obligation to advance money or extend credit to or for the benefit of Borrower. In addition, upon the occurrence of an Event of Default that has not been waived by the Lenders, Collateral Agent shall have the rights, options, duties and remedies of a secured party as permitted by law and, in addition to and without limitation of the foregoing, Collateral Agent, on behalf of itself and the Lenders, without notice of election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Acceleration of Obligations. Declare all Obligations, whether evidenced by this Agreement or by any of the other Loan Documents, including (i) any accrued and unpaid interest, (ii) the Make-Whole Amount, (iii) the unpaid principal balance of the Loan and (iv) all other sums, if any, that shall have become due and payable hereunder, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.13 or 8.14 all Obligations shall become immediately due and payable without any action by Collateral Agent or any Lender);

(b) Protection of Collateral. Make such payments and do such acts as Agents or the Lenders consider necessary or reasonable to protect Collateral Agent’s security interest in the Collateral. Borrower agrees to assemble the Collateral if Collateral Agent or Required Lenders so require and to make the Collateral available to Collateral Agent or the Lenders as Collateral Agent may designate. Borrower authorizes Collateral Agent and their designees and agents to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien which in Collateral Agent’s or Required Lenders’ determination appears or is claimed to be prior or superior to its security interest and to pay all expenses incurred in connection with it. With respect to any of Borrower’s owned premises, Borrower hereby grants the Agents and the Lenders a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any Agents’ and Lenders’ rights or remedies provided in this Agreement, at law, in equity, or otherwise;

(c) Preparation of Collateral for Sale. Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for in this Agreement) the Collateral. Collateral Agent and its agents and any purchasers at or after foreclosure are hereby granted a non-exclusive, irrevocable, perpetual, fully paid, royalty-free license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s Intellectual Property, including labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any Property of a similar nature, now or at any time hereafter owned or acquired by Borrower or in which Borrower now or at any time hereafter has any rights; provided that such license shall only be exercisable in connection with the disposition of Collateral upon Collateral Agent’s exercise of its remedies hereunder;

(d) Sale of Collateral. Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Collateral Agent or Required Lenders determine are commercially reasonable; and

(e) Purchase of Collateral. Credit bid and purchase all or any portion of the Collateral at any public sale.

Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2 Set Off Right. The Agents and each Lender may set off and apply to the Obligations any and all Indebtedness at any time owing to or for the credit or the account of Borrower or any other assets of Borrower in such Agent’s or such Lender’s possession or control. No Lender shall exercise any such right of set off without the prior consent of Collateral Agent or Required Lenders.

9.3 Effect of Sale. Upon the occurrence of an Event of Default that has not been waived by the Lenders, to the extent permitted by law, Borrower covenants that it will not at any time insist upon or plead, or in any manner whatsoever claim or take any benefit or advantage of, any stay or extension law now or at any time hereafter in force, nor claim, take nor insist upon any benefit or advantage of or from any law now or hereafter in force providing for the valuation or appraisement of the Collateral or any part thereof prior to any sale or sales of the Collateral to be made pursuant to any provision contained in this Agreement, or to the decree, judgment or order of any court of competent jurisdiction; nor, after such sale or sales, claim or exercise any right under any statute now or hereafter made or enacted by any state or otherwise to redeem the property so sold or any part thereof. To the full extent legally permitted, except as to rights expressly provided in this Agreement, Borrower expressly waives for itself and on behalf of each and every Person, except decree or judgment creditors of Borrower, acquiring any interest in or title to the Collateral or any part thereof subsequent to the date of this Agreement, all benefit and advantage of any such law or laws, and covenants that it will not invoke or utilize any such law or laws or otherwise hinder, delay or impede the execution of any power granted and delegated to Collateral Agent or Lenders in this Agreement, but will suffer and permit the execution of every such power as though no such power, law or laws had been made or enacted. Any sale, whether under any power of sale hereby given or by virtue of judicial proceedings, shall operate to divest all right, title, interest, claim and demand whatsoever, either at law or in equity, of Borrower in and to the Property sold, and shall be a perpetual bar, both at law and in equity, against Borrower, its successors and assigns, and against any and all Persons claiming the Property sold or any part thereof under, by or through Borrower, its successors or assigns.

9.4 Power of Attorney in Respect of the Collateral. Borrower irrevocably appoints Collateral Agent, on behalf of Lenders (which appointment is coupled with an interest) the true and lawful attorney in fact of Borrower for the limited purposes, and with full power of substitution and in its name to file any notices of security interests, financing statements and continuations and amendments thereof pursuant to the Code or federal law, as may be necessary to perfect or to continue the perfection of Collateral Agent’s security interests in the Collateral. Borrower irrevocably appoints Collateral Agent, on behalf of Lenders (which appointment is coupled with an interest) on the occurrence of an Event of Default that has not been waived by Lenders, the true and lawful attorney in fact of Borrower, with full power of substitution and in its name: (a) to ask, demand, collect, receive, receipt for, sue for, compound and give acquittance for any and all rents, issues, profits, avails, distributions, income, payment draws and other sums in which a security interest is granted under Section 4 with full power to settle, adjust or compromise any claim thereunder as fully as if Collateral Agent were Borrower itself; (b) to receive payment of and to endorse the name of Borrower to any items of Collateral (including checks, drafts and other orders for the payment of money) that come into Collateral Agent’s or any Lender’s possession or under

Collateral Agent’s or any Lender’s control; (c) to make all demands, consents and waivers, or take any other action with respect to, the Collateral; (d) in Collateral Agent’s discretion to file any claim or take any other action or proceedings, either in its own name or in the name of Borrower or otherwise, which Collateral Agent or Lenders may reasonably deem necessary or appropriate to protect and preserve the right, title and interest of Collateral Agent in and to the Collateral; (e) endorse Borrower’s name on any checks or other forms of payment or security; (f) sign Borrower’s name on any invoice or bill of lading for any account or drafts against account debtors; (g) make, settle, and adjust all claims under Borrower’s insurance policies; (h) settle and adjust disputes and claims about the accounts directly with account debtors, for amounts and on terms Collateral Agent or Lenders determine reasonable; (i) transfer the Collateral into the name of Collateral Agent or a third party as the Code permits; and (j) to otherwise act with respect to the Collateral as though Collateral Agent were the outright owner of the Collateral.

9.5 Lenders’ Expenses. If Borrower fails to pay any uncontested (in good faith) amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Collateral Agent may (or shall at the direction of the Required Lenders) do any or all of the following:

(a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 6.8 of this Agreement, and take any action with respect to such policies as the Agents or Lenders deem prudent. Any amounts paid or deposited by the Agents or Lenders shall constitute Lenders’ Expenses, shall be immediately due and payable, shall bear interest at the Default Rate and shall be secured by the Collateral. Any payments made by the Agents or Lenders shall not constitute an agreement by the Agents or Lenders to make similar payments in the future or a waiver by any Agent or any Lender of any Event of Default under this Agreement. Borrower shall pay all reasonable fees and expenses, including Lenders’ Expenses, incurred by the Agents or Lenders in the enforcement or attempt to enforce any of the Obligations hereunder not performed when due.

9.6 Remedies Cumulative; Independent Nature of Lender’s Rights. Agents’ and Lenders’ rights and remedies under this Agreement and the Loan Documents shall be cumulative. The Agents and Lenders shall have all other rights and remedies not inconsistent with this Agreement as provided under the Code, by law, or in equity. No failure on the part of Agents or Lenders to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right. The Obligations of Borrower to Lenders or Agents may be enforced by Lenders or Agents against Borrower in accordance with the terms of this Agreement and the other Loan Documents. To the fullest extent permitted by applicable law, it shall not be necessary for any Agent or any Lender to be joined as an additional party in any proceeding to enforce such Obligations.

9.7 Application of Collateral Proceeds. The proceeds of the Collateral, or any part thereof, and the proceeds of any remedy under this Agreement (as well as any other amounts of any kind held by the Agents or Lenders, at the time of or received by the Agents or Lenders after the occurrence of an Event of Default hereunder that has not been waived by Lender) shall be paid to and applied as follows:

(a) First, to the payment of out-of-pocket costs and expenses, including all amounts expended to preserve the value of the Collateral, of foreclosure or suit, if any, and of such sale and the exercise of any other rights or remedies, and of all proper fees, expenses, liability and advances, including reasonable legal expenses and attorneys’ fees, incurred or made under this Agreement by any Agent or any Lender, including Lenders’ Expenses;

(b) Second, to the payment to the Lenders of the amount then owing or unpaid on the Loan for any accrued and unpaid interest, the Make-Whole Amount, to the same extent as if the Loan had been voluntarily prepaid, the principal balance of the Loan, and all other Obligations (including the BCA Expense Obligations. In the event such proceeds are insufficient to pay in full the whole amount so due, owing or unpaid upon the Loan or such other Obligations, then payment shall be applied first, to the unpaid interest on such principal balance ratably, second, to the Make-Whole Amount ratably, to the same extent as if the Loan had been voluntarily prepaid, third, to the principal balance of the Loan ratably, and fourth, to the ratable payment of other amounts then payable to Lenders under any of the Loan Documents); and

(c) Third, to the payment of the surplus, if any, to Borrower, its successors and assigns or to the Person lawfully entitled to receive the same.

9.8 Reinstatement of Rights. If any Agent or any Lender shall have proceeded to enforce any right under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Agents and Lenders shall be restored to their former position and rights hereunder with respect to the Property subject to the security interest created under this Agreement.

9.9 Sharing of Payments, Etc. If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment or distribution of any Obligation of Borrower (whether voluntary, involuntary or through the exercise of any right of set off or the receipt of any Collateral or “proceeds” (as defined under the applicable Code) of Collateral) (and other than pursuant to Section 12.1, Section 2.4(c), Section 17, or any purchase option pursuant to any intercreditor agreement or any subordination agreement to which any Agent is a party) and such payment or distribution exceeds the amount such Lender would have been entitled to receive if all payments or distributions had gone to the Lenders (whether by payment from Borrower, distribution by any Agent or otherwise) in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment or distribution with such Lenders to ensure such payment or distribution is applied as though it had been received by such Agent or such Lender and applied in accordance with this Agreement. In the event such payment or distribution is rescinded or otherwise recovered from such Lender in whole or in part, then: (i) such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest; and (ii) to the fullest extent permitted by law such Lender shall , be able to exercise all its rights of payment (including the right of set off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

10. Waivers; Indemnification.

10.1 Demand; Protest. To the fullest extent permitted by law, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default (except as expressly set forth in this Agreement), nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by any Agent or any Lender on which Borrower may in any way be liable.

10.2 Lenders’ Liability for Collateral. So long as the Agents and Lenders comply with their obligations, if any, under the Code, neither Collateral Agent nor any Lender shall in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral occurring or arising in any manner or fashion from any cause other than any Agent’s or any Lender’s gross negligence or willful misconduct; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

10.3 Indemnification and Waiver. Whether or not the transactions contemplated by this Agreement shall be consummated:

(a) General Indemnity. Borrower agrees upon demand to pay or reimburse the Agents and Lenders for all reasonable liabilities, obligations and out-of-pocket expenses, including Lenders’ Expenses and reasonable fees and expenses of counsel for the Agents and Lenders from time to time arising in connection with the enforcement or collection of sums due under the Loan Documents, and in connection with any amendment or modification of the Loan Documents or any “work-out” in connection with the Loan Documents; provided, that absent enforcement and collection proceedings, all expenses incurred in connection with the Loan Documents shall be payable immediately upon the earlier of (x) the closing of the Business Combination contemplated by the Closing Date Business Combination Agreement and (y) the termination of the Closing Date Business Combination Agreement. Borrower shall indemnify, reimburse and hold the Agents, Lenders, and each of their respective successors, assigns, agents, attorneys, officers, directors, equity holders, agents and employees (each an “Indemnified Person”) harmless from and against all liabilities, losses, damages, actions, suits, demands, claims of any kind and nature (including claims relating to environmental discharge, cleanup or compliance), all costs and expenses whatsoever to the extent they may be incurred or suffered by such Indemnified Person in connection therewith (including reasonable attorneys’ fees and expenses), fines, penalties (and other charges of any applicable Governmental Authority), licensing fees relating to any item of Collateral, damage to or loss of use of property (including consequential or special damages to third parties or damages to Borrower’s property), or bodily injury to or death of any person (including any agent or employee of Borrower) (each, a “Claim”), directly or indirectly relating to or arising out of the use of the proceeds of the Loan or otherwise in connection with the transactions contemplated by this Agreement, the falsity of any representation or warranty of Borrower or Borrower’s failure to comply with the terms of this Agreement or any other Loan Document. Notwithstanding the foregoing, Borrower shall not indemnify an Indemnified Person for any claim arising as a result of an Indemnified Person’s gross negligence or willful misconduct. Without limiting the generality of foregoing, the indemnity shall cover: (i) any Claim in connection with a design or other defect (latent or patent) in any item of equipment or product included in the Collateral; (ii) any Claim for infringement of any patent, copyright, trademark or other intellectual property right; (iii) any Claim resulting from the presence on or under or the escape, seepage, leakage, spillage, discharge, emission or release of any Hazardous Materials on the premises owned, occupied or leased by Borrower, including any Claims asserted or arising under any Environmental Law; (iv) any Claim for negligence or strict or absolute liability in tort; or (v) any Claim asserted as to or arising under any Account Control Agreement or any Landlord Agreement. In no event, shall Borrower indemnify any Indemnified Person for any liability incurred by such Indemnified Person as a direct and sole result of such Indemnified Person’s fraud or willful misconduct. This paragraph shall not apply with respect to Taxes other than any Taxes that represent liabilities, losses, damages, etc. arising from any non-Tax claim. Such indemnities shall continue in full force and effect, notwithstanding the expiration or termination of this Agreement. Upon any Agent’s or any Lender’s written demand, Borrower shall assume and diligently conduct, at its sole cost and expense, the entire defense of Agents and Lenders, each of their members, partners, and each of their respective, agents, employees, directors, officers, equity holders, successors and assigns against any indemnified Claim described in this Section 10.3(a). Borrower shall not settle or compromise any Claim against or involving Agents or Lenders without first obtaining Agents’ or Lenders’ written consent for such settlement of compromise, which consent shall not be unreasonably withheld.

(b) Waiver. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, BORROWER AGREES THAT IT SHALL NOT SEEK FROM ANY AGENT OR ANY LENDER UNDER ANY THEORY OF LIABILITY (INCLUDING ANY THEORY IN TORTS), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

(c) Survival; Defense. The obligations in this Section 10.3 shall survive payment of all other Obligations pursuant to Section 12.8. At the election of any Indemnified Person, Borrower shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person’s reasonable discretion, at the sole cost and expense of Borrower. All amounts owing under this Section 10.3 shall be paid within thirty (30) days after written demand.

11. Notices. Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection with this Agreement shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, by prepaid nationally recognized overnight courier, or by prepaid facsimile to Borrower, any Agent or to Lenders, as the case may be, at their respective addresses set forth below:

If to Borrower:	Kodiak Robotics, Inc. 1049 Terra Bella Avenue Mountain View, CA 94043 Attention: Legal Department Email: [***]

If to Collateral Agent or the Lender Representative:	Ares Agent Services, L.P. 245 Park Avenue 44th Floor, New York, NY 10167 Email: [***]

If to any Lender:	As set forth on the signature pages to this Agreement or in the assignment documentation pursuant to which such Lender became a Lender hereunder, as applicable.

The parties to this Agreement may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

12. General Provisions.

12.1 Successors and Assigns.

(a) This Agreement and the Loan Documents shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties. Except as expressly contemplated by Section 7.6 in connection with a Business Combination, neither this Agreement nor any rights hereunder may be assigned by Borrower without each Agent’s and each Lenders’ prior written consent, which consent may be granted or withheld in each Agent’s and each Lender’s sole discretion. Each Lender shall have the right to sell, transfer, assign, negotiate, or grant participations in all or any part of, or any interest in such Lender’s rights and benefits under this Agreement. Except with regard to an existing Lender, each such sale, transfer, and assignment shall be subject to the consent of (x) so long as no Event of Default has occurred and is continuing, the Borrower and (y) so long as Ares is a Lender hereunder, Ares. In addition, and as a condition of any assignment, any assignee shall make the certification set forth in Section 12.9. Any Lender making an assignment of an interest in such Lender’s rights and benefits under this agreement shall provide Borrower with a copy of the Assignment and Assumption entered into between the Lender and such assignee. The Borrower agrees that each assignee or participant shall be entitled to the benefits of Section 2.4(c) (subject to the requirements and limitations therein, including the requirements under Section 2.4(c)(iv) (it being understood that, in the case of a participation, the documentation required under Section 2.4(c)(iv) shall be delivered to the participating Lender)). Such participant or assignee shall not be entitled to receive any greater payment under Section 2.4(c) with respect to any assigned interest or participation in a Loan or the Loan Documents than its assigning or participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the assignee or participant acquired the applicable interest or participation. The Agents and Lenders may disclose the Loan Documents and any other financial or other information relating to Borrower to any potential participant or assignee of the Loan. As a condition to any disclosure as provided in the preceding sentence, such participant or assignee agrees to protect the confidentiality of such documents and information using the same measures that it uses to protect its own confidential information and subject to the same confidentiality requirements set forth in this Agreement.

(b) The Borrower shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment Amounts of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c) Each Lender that sells a participation shall maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). For the foregoing purpose, each such Lender shall act solely as a non-fiduciary agent of the Borrower. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

12.2 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.3 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.4 Entire Agreement; Construction; Amendments and Waivers.

(a) Entire Agreement. This Agreement and each of the other Loan Documents, taken together, constitute and contain the entire agreement among Borrower, Collateral Agent and Lenders. Consequently, this Agreement supersedes any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter of this Agreement. Borrower acknowledges and agrees that it is not relying on any representation or agreement made by any Agent, any Lenders or any employee, attorney or agent thereof, other than the specific agreements set forth in this Agreement and the Loan Documents.

(b) Construction. This Agreement is the result of negotiations between and has been reviewed by each of Borrower, Agents and Lenders as of the Closing Date and their respective counsel; accordingly, this Agreement shall be deemed to be the product of the parties to this Agreement, and no ambiguity shall be construed in favor of or against Borrower, Agents or Lenders. Borrower, Collateral Agent and Lenders agree that they intend the literal words of this Agreement and the other Loan Documents and that no parole evidence shall be necessary or appropriate to establish Borrower’s, any Agent’s or any Lender’s actual intentions.

(c) Amendments and Waivers. No amendment or waiver of, or supplement, consent or other modification to, this Agreement or any of the other Loan Documents (other than any Account Control Agreement or Landlord Agreement or the Fee Letter) shall be effective unless the same shall be in writing and signed by the Required Lenders and Borrower; provided that no such waiver, amendment, supplement, consent or other modification shall:

(i) increase or extend any Commitment Amount of any Lender(s), in each case, without the consent of each such Lender;

(ii) extend the Maturity Date or the time for payment of principal or interest of any Loan, or any fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan, without the consent of each Lender directly affected thereby; provided that, (A) any Lender may waive or postpone its portion of any mandatory prepayment otherwise payable to such Lender without the consent of any other Lender and (B) Required Lenders may elect to waive or rescind any imposition of the Default Rate;

(iii) alter the definition of the term “Required Lenders” or alter, amend or modify this Section 12.4(c) without the consent of all Lenders;

(iv) release all or substantially all of the Collateral, other than with respect to Transfers and transactions permitted under this Agreement or upon the payment in full of the Obligations and termination of this Agreement and the other Loan Documents, without the consent of all Lenders;

(v) change Section 9.9 or any other provision that would alter the pro rata sharing of payments required thereby, in each case, without the written consent of each Lender directly and adversely affected thereby;

(vi) contractually subordinate (i) any Lien on any property granted or held by the Collateral Agent under this Agreement or any other Loan Document, without the written consent of each Lender and/or (ii) any of the Obligations (including any guaranty thereof) to any other Indebtedness (whether under this Agreement or otherwise) without the written consent of each Lender;

(vii) release the Borrower without the consent of all Lenders;

(viii) affect the rights or duties of the Collateral Agent under this Agreement or any other Loan Document without the written consent of the Collateral Agent; or

(ix) affect the rights or duties of the Lender Representative under this Agreement or any other Loan Document without the written consent of the Lender Representative.

Any waiver or consent with respect to any provision of the Loan Documents shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, supplement, modification, waiver or consent affected in accordance with this Section 12.4 shall be binding upon Collateral Agent, Lenders and on Borrower.

Notwithstanding anything to the contrary contained in this Agreement or any other Loan Documents, Ares, the Agents and the Borrower shall be permitted to amend this Agreement (for the avoidance of doubt, without the consent of any Lender, other than any Joining Lender) to add one or more additional Persons as “Lenders” under this Agreement (any such Person, a “Joining Lender”) and to implement the terms of any Loan to be provided by such Joining Lenders, which such terms shall be substantially identical to the terms applicable to the Delayed Draw Term Loan unless expressly agreed by Ares in its sole discretion. Prior to any such Joining Lender becoming a Lender under this Agreement, the Agents shall have received all documentation and other information with respect to such Joining Lender required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

12.5 Reliance by Agents and Lenders. All covenants, agreements, representations and warranties made in this Agreement by Borrower shall be deemed to be material to and to have been relied upon by the Agents and Lenders, notwithstanding any investigation by any Agent or any Lender.

12.6 No Set-Offs by Borrower. All sums payable by Borrower pursuant to this Agreement or any of the other Loan Documents shall be payable without notice or demand and shall be payable in United States Dollars without set-off or reduction of any manner whatsoever.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts (including signatures delivered by facsimile or other electronic means), each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations (other than inchoate indemnity obligations) or Lender’s commitment to fund remains outstanding. The obligations of Borrower to indemnify the Agents and Lenders with respect to the expenses, damages, losses, costs and liabilities described in Section 10.3 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Agents or Lenders have run.

12.9 Lender Representations. Each Lender represents and warrants as follows:

(a) such Lender has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(b) this Agreement constitutes a valid and binding obligation of such Lender, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity;

(c) such Lender is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act;

(d) such Lender has been advised that the Notes and the Equity Securities that may be issued upon conversion of the Notes have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available;

(e) such Lender has such knowledge and experience in financial and business matters that such Lender is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing such Lender’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time; and

(f) such Lender is acquiring the Notes (and the Equity Securities issuable upon any conversion of unpaid principal amount of the Loan) for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and such Lender has no present intention of selling, granting any participation in, or otherwise distributing the same. Notwithstanding the foregoing, such Lender does not agree to hold any of the Notes (or any Equity Securities issuable upon any conversion thereof) for any minimum or other specific term and reserves the right to dispose of the Notes (or any Equity Securities issued upon any conversion thereof) at any time in accordance with or pursuant to a registration statement under the Securities Act or an exemption from such registration requirements.

12.10 Tax Advisors. Such Lender has reviewed with its own tax advisors the U.S. federal, state and local and non-U.S. tax consequences of this investment and the transactions contemplated by this Agreement and the Loan Documents. Such Lender understands that it (and not the Borrower) shall be responsible for its own tax liability that may arise as a result of this investment and the transactions contemplated by this Agreement and the Loan Documents.

13. Confidentiality. All information (other than periodic reports filed by Borrower with the Securities and Exchange Commission) disclosed by or on behalf of Borrower to any Agent or Lender in writing or through inspection pursuant to this Agreement shall be considered confidential. Agents and Lenders agree to use the same degree of care to safeguard and prevent disclosure of such confidential information as such Agent or Lender uses with its own confidential information, but in any event no less than a reasonable degree of care. Neither any Agent nor any Lender shall disclose such information to any third party (other than (a) to another party to this Agreement, (b) to any Agent’s or any such Lender’s members, partners, attorneys, governmental regulators (including any self-regulatory authority) or auditors on a need-to-know basis and subject to customary confidentiality provisions no less restrictive than those set forth in this Agreement, (c) to any Agent’s or any Lender’s subsidiaries and affiliates other than any portfolio companies or similar investment or joint ventures of any Lender, (d) on a confidential basis, to any rating agency, (e) to prospective transferees and purchasers of the Loan or any actual or prospective party (or its Affiliates) to any swap, derivative or other transaction under which payments are to be made by reference to the Obligations, Borrower, any Loan Document or any payment thereunder, all subject to the same confidentiality obligation set forth in this Agreement, (f) as required by law, regulation, subpoena or other order to be disclosed) and shall use such information only for purposes of evaluation of its investment in Borrower and the exercise of any Agent’s or any Lender’s rights and the enforcement of its remedies under this Agreement and the other Loan Documents, or (g) in connection with any Agent’s or any Lender’s enforcement of the Loan

Documents or any rights or remedies thereunder. The obligations of confidentiality shall not apply to any information that (i) was known to the public prior to disclosure by Borrower under this Agreement, (ii) becomes known to the public through no fault of any Agent or any Lender, (iii) is disclosed to any Agent or any Lender on a non-confidential basis by a third party that is not known by such Agent or Lender to be bound by confidentiality obligations in favor of Borrower or its Subsidiaries, or (iv) is independently developed by any Agent or any Lender. Notwithstanding the foregoing, each Agent’s and each Lender’s agreement of confidentiality shall not apply if such Agent or such Lender has acquired indefeasible title to any Collateral or in connection with any enforcement or exercise of such Agent’s or such Lender’s rights and remedies under this Agreement following an Event of Default, including the enforcement of Collateral Agent’s security interest in the Collateral.

14. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF BORROWER, AGENTS AND LENDERS HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK. BORROWER, AGENTS AND LENDERS HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED IN THE LOAN DOCUMENTS, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

15. REGARDING COLLATERAL AGENT AND LENDER REPRESENTATIVE.

15.1 Appointment of Agents. Each Lender designates Ares Agent Services, L.P. to act as Collateral Agent and as Lender Representative for such Lender under this Agreement and the other Loan Documents. Each Lender hereby irrevocably authorizes each Agent to take such action on its behalf under the provisions of this Agreement and the Loan Documents and to exercise such powers and to perform such duties under those Loan Documents that by their terms are specifically delegated to or required of such Agent and such other powers as are reasonably incidental to such Loan Documents. Except fees or other amounts in this Agreement or the other Loan Documents which are specifically payable to an Agent for its sole and separate account, such Agent shall hold all Collateral and collections and other amounts received pursuant to this Agreement or the other Loan Documents for the ratable benefit of Lenders. Each Agent may perform any of its duties under this Agreement by or through its agents or employees. As to any matters not expressly provided for by this Agreement, no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Required Lenders, and such instructions shall be binding; provided, that no Agent shall be required to take any action which, in such Agent’s discretion, exposes such Agent to liability or which is contrary to this Agreement or the Loan Documents or applicable law unless such Agent is furnished with an indemnification reasonably satisfactory to such Agent.

15.2 Nature of Duties. No Agent shall have any duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents. Neither any Agent nor any of its officers, directors, employees or agents shall be: (i) liable for any action taken or omitted by them in connection to the Loan unless caused by their fraud or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment); or (ii) responsible in any manner for any recitals, statements, representations or warranties made by Borrower or any officer thereof contained in this Agreement, or in any of the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any of the other Loan Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the other Loan Documents or for any failure of Borrower to perform its obligations under this Agreement. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the other Loan Documents, or to inspect the properties, books or records of Borrower. No Agent shall have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect of this Agreement or the transactions described in this Agreement except as expressly set forth in this Agreement.

15.3 Lack of Reliance on Agents. Independently and without reliance upon any Agent or any other Lender, each Lender has made and shall continue to make: (i) its own independent investigation of the financial condition and affairs of Borrower in connection with the making and the continuance of the Loan under this Agreement and the taking or not taking of any action in connection with the Loan; and (ii) its own appraisal of the creditworthiness of Borrower. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect to the Loan, whether coming into its possession before making of the Loan or at any time or times thereafter except as shall be provided by Borrower pursuant to the terms of this Agreement. No Agent shall be responsible to any Lender for any recitals, statements, information, representations or warranties in this Agreement or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any other Loan Document, or of the financial condition of Borrower, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the other Loan Documents or the financial condition or prospects of Borrower, or the existence of any Event of Default or any Default.

15.4 Resignation of an Agent; Successor Agent. Any Agent may resign on sixty (60) days’ written notice to each Lender and Borrower. In the event of any such resignation, Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrower. No such approval by Borrower shall be required however: (i) in any case where the successor Agent is one of the Lenders; or (ii) after the occurrence and during the continuance of any Event of Default. Any such successor Agent shall succeed to the rights, powers and duties of Collateral Agent or Lender Representative, as applicable, and shall in particular, in case of a successor Collateral Agent, succeed to all of Collateral Agent’s right, title and interest in and to all of the Liens in the Collateral securing the Obligations created under this Agreement or any other Loan Document. The term “Collateral Agent” or “Lender Representative” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. However, notwithstanding the foregoing, if at the time of the effectiveness of a new Collateral Agent’s appointment, any further actions need to be taken in order to provide for the legally binding and valid transfer of any Liens in the Collateral from former Collateral Agent to new Collateral Agent and/or for the perfection of any Liens in the Collateral as held by new Collateral Agent or it is otherwise not then possible for new Collateral Agent to become the holder of a fully valid, enforceable and perfected Lien as to any of the Collateral, former Collateral Agent shall continue to hold such Liens solely as agent for perfection of such Liens on behalf of new Collateral Agent until such time as new Collateral Agent can obtain a fully valid, enforceable and perfected Lien on all Collateral. Collateral Agent shall not be required to or have any liability or responsibility to take any further actions after such date as such agent for perfection to continue the perfection of any such Liens (other than to forgo from taking any affirmative action to release any such Liens). After any Agent’s resignation as Agent, the provisions of this Section 15, and any indemnification rights under this Agreement, including without limitation, rights arising under Section 10.3, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. In the event resigning Collateral Agent continues to hold any Liens pursuant to the provisions of the immediately preceding sentence, the provisions of this Section 15 and any indemnification rights under this Agreement, including without limitation, rights arising under Section 10.3, shall inure to its benefit as to any actions taken or omitted to be taken by it in connection with such Liens).

15.5 Certain Rights of Agents. If any Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from Required Lenders. No Agent shall incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against any Agent as a result of its acting or refraining from acting under this Agreement in accordance with the instructions of Required Lenders.

15.6 Reliance. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, email, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the other Loan Documents and its duties under this Agreement, upon advice of counsel selected by it. Each Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by such Agent with reasonable care.

15.7 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the other Loan Documents, unless such Agent has received notice from a Lender or Borrower referring to this Agreement or the other Loan Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. Each Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by Required Lenders; provided that, unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

15.8 Indemnification. To the extent an Agent is not reimbursed and indemnified by the Borrower, each Lender will reimburse and indemnify such Agent in proportion to its respective portion of the outstanding Loan, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in performing its duties under this Agreement, or in any way relating to or arising out of this Agreement or any other Loan Document. Lenders shall not be liable, however, for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s fraud or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

15.9 Other Agreements. Each of the Lenders agrees that it shall not, without the express consent of Collateral Agent, and that, to the extent it is lawfully entitled to do so, it shall upon the request of Collateral Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or any deposit accounts of Borrower now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Collateral Agent, take any action to protect or enforce its rights arising out of this Agreement or the other Loan Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of Collateral Agent or Required Lenders.

15.10 Collateral Matters; Intercreditor Agreement.

(a) Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, each Agent is irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 12.4(c)) to take any action requested by the Borrower having the effect of releasing any Collateral: (i) to the extent necessary to permit consummation of any transaction not prohibited by this Agreement or any other Loan Document or that has been consented to in accordance with Section 12.4(c); or (ii) under the circumstances described in Section 4.3 upon the payment in full and the satisfaction of all Obligations (other than inchoate indemnity obligations) and the termination of Lenders’ commitments to fund the Loan.

(b) Each Lender: (i) consents to the priority of the Liens securing the Obligations on the terms set forth in the Intercreditor Agreement; (ii) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement; and (iii) agrees that any action taken by Collateral Agent in accordance with the Intercreditor Agreement shall be binding upon such Lenders to the extent required under the Intercreditor Agreement.

16. CONVERSION OF LOAN INTO EQUITY SECURITIES.

16.1 Conversion.

(a) Prior to the Maturity Date, the then outstanding unpaid principal amount of the Loan (including any accrued and unpaid interest as of such date) shall convert into Equity Securities of the Surviving Corporation at the applicable Conversion Price (a “Conversion”) as follows:

(i) in respect of any outstanding unpaid principal amount of the Loan (including any accrued and unpaid interest thereon) owned by Ares:

(A) in the case of the Initial Term Loan and Delayed Draw Term Loan (and not, for the avoidance of doubt, the Converted SAFE Term Loan), automatically immediately prior to the consummation of a Business Combination;

(B) in the case of the Converted SAFE Term Loan, upon the election of Ares in its sole discretion (which such election shall be made by written notice to the Borrower at least five (5) Business Days prior to the consummation of a Business Combination), immediately prior to the consummation of a Business Combination; or

(C) upon the election of Ares in its sole discretion, immediately prior to or at any time following the consummation of a Qualified IPO;

(ii) in respect of any outstanding unpaid principal amount of the Loan (including any accrued and unpaid interest thereon) owned by any Person other than Ares, automatically immediately prior to the consummation of a Business Combination or a Qualified IPO.

(b) Notwithstanding the foregoing, if the Surviving Corporation is not the Borrower, in connection with any Conversion pursuant to Section 16(a), (i) the Loan (including any accrued and unpaid interest as of such date) will automatically convert into Equity Securities of the Borrower or any successor-in-interest of Borrower, and then (ii) such Equity Securities of the Borrower or successor in interest of the Borrower shall be exchanged into equivalent Equity Securities or Warrants of the Surviving Corporation in connection with such Business Combination or Qualified IPO. The number and type of Equity Securities of the Borrower initially received by Lender in accordance with the foregoing shall be a number and amount such that, upon consummation of the Qualified IPO or Business Combination, Lender receives a number of Equity Securities or Warrants of the Surviving Corporation equal to the number that Lender would have received had the Loan (including any accrued and unpaid interest as of such date), been converted directly into Equity Securities or Warrants of the Surviving Corporation at the then-applicable Conversion Price. If the Conversion Price is adjusted in accordance with clause (c)(i) or (c)(ii) of the definition of Conversion Price, the type of Equity Securities a Lender receives in accordance with this Section 16.1 shall be the same as are issued in the applicable PIPE Transaction.

16.2 Procedure for Conversion. The Borrower and Ares (or, if Ares is no longer a Lender, the Required Lenders) shall negotiate in good faith any necessary amendments to any applicable governing documents of the Borrower and/or Surviving Corporation, as applicable required to effect a Conversion, which amendments shall be effective immediately prior to such Conversion. Upon a Conversion, in lieu of any fractional shares to which any Lender would otherwise be entitled, the Borrower shall pay such Lender cash equal to such fraction multiplied by the Conversion Price. Promptly following conversion of the Loan, the Borrower shall cause the Surviving Corporation to issue each Lender a certificate in such Lender’s name for the number of Equity Securities to which such Lender is entitled by reason of such conversion or reflect such position in book-entry form. Upon issuance of such Equity Securities to such Lender, the Note(s) evidencing the portion of Loan held by such Lender shall be deemed cancelled and fully paid with no need for surrender hereof.

16.3 Cessation of Interest Accrual. Notwithstanding anything in this Agreement to the contrary, upon the conversion of the portion of the Loan held by a Lender into Equity Securities of the Surviving Corporation in accordance with this Section 16, all interest on such Loan shall stop accruing as of the date of such conversion.

16.4 Subdivisions, Combinations and Other Issuances. If, at any time prior to the effective date of a Conversion, the Borrower or the Surviving Corporation, as applicable subdivides the Equity Securities as to which the Loan may be converted into, by split-up, distribution or dividend of shares, reverse split-up or otherwise, or combines the Equity Securities as to which the Loan may be converted into, or distributes to all or substantially all holders of Equity Securities evidence of Indebtedness, assets or property of the Borrower or the Surviving Corporation or rights, options or warrants to purchase or subscribe for Equity Securities, or makes a tender or exchange offer for such securities, the Conversion Price shall be adjusted such that the number of shares of Equity Securities issuable upon any conversion shall forthwith be proportionately increased in the case of such subdivision, or proportionately decreased in the case of a combination, or otherwise equitably adjusted, in each case, as is customary for public company convertible loans. Any adjustment under this Section 16.4 shall become effective at the close of business on the date the subdivision or combination becomes effective.

16.5 Valid Issuance. The Equity Securities issued by the Borrower and/or the Surviving Corporation to each Lender upon or in connection with the conversion of the portion of Loan held by such Lender will, upon such transfer in accordance with the terms hereof and pursuant to the Borrower and/or the Surviving Corporation’s certificate of incorporation or other governing documents, as applicable, be duly and validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the transfer thereof (other than any documentary, stamp, transfer and other transactional taxes attributable to the transfer of Equity Securities to a Lender in connection with a conversion of the portion of Loan held by such Lender), and the Borrower shall take no action and shall cause the Surviving Corporation to take no action that would cause a contrary result.

16.6 Tax Matters. In each case for U.S. federal income tax and applicable state and local tax purposes, the Collateral Agent, Lenders and the Borrower agree to treat the Loans (i) as indebtedness of the Borrower, (ii) not as a contingent payment debt instrument within the meaning of Treasury Regulations Section 1.1275-4 and (iii) any conversion of the Loans into Equity Securities of the Borrower (or, if the Borrower is the Surviving Corporation, Surviving Corporation) under this Agreement as a transaction for which no gain or loss is realized pursuant to Internal Revenue Service Revenue Ruling 72-265 (clauses (i), (ii) and (iii) collectively, the “Intended Tax Treatment”), and the Lender and the Borrower shall take no contrary position or action, unless otherwise required by (x) a final determination within the meaning of Section 1313 of the Internal Revenue Code or any corresponding provision of state or local law (a

“Determination”) or (y) a law not in effect as of the Closing Date. Subject to the foregoing sentence, the Borrower and Surviving Corporation agree to act in good faith and use commercially reasonable efforts to structure any Conversion, Business Combination or Qualified IPO in a manner that is tax efficient to the Lender, except to the extent such structuring would reasonably be expected to result in adverse tax, legal or commercial consequences for the Borrower, the Surviving Corporation or their respective stockholders.

16.7 Documentation. In connection with any Conversion, upon the reasonable request of Borrower or the Surviving Corporation each Lender will execute and deliver each transaction document (including a lock-up agreement) that other holders of Equity Securities into which the Loan is converting are delivering in connection with the applicable Qualified IPO or Business Combination, so long as the terms of such documents applicable to any such Lender are substantially consistent with those being entered into by similarly situated holders of such Equity Securities.

16.8 Assumption Upon Qualified IPO. If Borrower consummates a Qualified IPO and Ares does not elect to convert its portion of the Loan in connection with such Qualified IPO, then (i) the Surviving Corporation: (A) shall expressly assume such remaining obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement to this Agreement or the other Loan Documents in form reasonably satisfactory to Ares and the Collateral Agent; (B) if requested by the Collateral Agent or Ares, shall deliver to the Collateral Agent and Ares an opinion of counsel including customary organization, due execution, no conflicts and enforceability opinions; and (C) if requested by the Collateral Agent or Ares at least two business days prior to the consummation of such Qualified IPO, shall deliver to Ares and the Collateral Agent all documentation and other information in respect of the Surviving Corporation required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed as of the date first above written.

BORROWER:

KODIAK ROBOTICS, INC.

By:	/s/ Eric Chow
Name:	Eric Chow
Title:	Chief Financial Officer

COLLATERAL AGENT:

ARES AGENT SERVICES, L.P., as Collateral Agent

Acting by its General Partner

Ares Agent Services GP LLC

By:	/s/ Thomas Griffin III
Name:	Thomas Griffin III
Title:	Vice President

LENDER REPRESENTATIVE:

ARES AGENT SERVICES, L.P., as Lender Representative

Acting by its General Partner

Ares Agent Services GP LLC

By:	/s/ Thomas Griffin III
Name:	Thomas Griffin III
Title:	Vice President

LENDER:

AAC II Holdings II LP

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Authorized Signatory

[Signature Page to Second Lien Loan and Security Agreement – Kodiak]

LENDER:

Aliya Growth Fund LLC – Series AG, a registered series of Aliya Growth Fund LLC

By: Aliya Capital Partners LLC, its Manager

By:	/s/ Ross Menachem Kestin
Ross Menachem Kestin, Founding Partner

LENDER:

RAYNHAM II LLC

By:	/s/ Adebayo Ogunlesi
Name:	Adebayo Ogunlesi
Title:	Manager

[Signature Page to Second Lien Loan and Security Agreement – Kodiak]

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Disclosure Schedule
Exhibit B	Funding Certificate
Exhibit C	Form of Note Required
Exhibit D	[Reserved]
Exhibit E	Form of Officer’s Certificate
Exhibit F	Form of Assignment and Assumption

Schedule 2.1(a)	Commitment Amounts
Schedule 6.12	Post-Closing Covenants

EXHIBIT C

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS. THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH NOTE UNDER THE ACT, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) AS DEFINED BY SECTION 1273(a)(1) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. A LENDER OF THE NOTE MAY CONTACT THE COMPANY FOR INFORMATION CONCERNING THE ISSUE PRICE, AMOUNT OF OID AND YIELD TO MATURITY OF THIS NOTE.

SECURED PROMISSORY NOTE

$	Dated: [ , 2025]

FOR VALUE RECEIVED, the undersigned, KODIAK ROBOTICS, INC., a Delaware corporation (“Borrower”), HEREBY PROMISES TO PAY to the order of [•],(“Lender”) the principal amount of       Dollars ($      ) or such other amount as shall equal the outstanding principal balance of the Loan made to Borrower by Lender pursuant to the Loan Agreement (as defined below), and to pay all other amounts due with respect to the Loan on the dates and in the amounts set forth in the Loan Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Loan Agreement.

Interest on the principal amount of this Note from the date of this Note shall accrue at the Loan Rate or, if applicable, the Default Rate, each as established in accordance with the Loan Agreement (as defined below). Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed. If not sooner paid, all outstanding amounts hereunder and under the Loan Agreement shall become due and payable on the earlier of (i) the Maturity Date and (ii) when, upon the occurrence and during the continuance of an Event of Default, such amounts are declared due and payable by the Collateral Agent or made automatically due and payable, in each case, in accordance with the terms of the Loan Agreement.

When and as required hereunder, all payments to be made by the Borrower under this Note (whether principal, interest or otherwise) shall be made in U.S. Dollars, in immediately available funds, to the Lender as set forth in the Loan Agreement.

[SIGNATURE PAGE TO SECURED PROMISSORY NOTE]

This Note is referred to in, and is entitled to the benefits of, the Second Lien Loan and Security Agreement dated as of April 14, 2025 (the “Loan Agreement”), among Borrower, Ares Agent Services, L.P., as the Lender Representative and Collateral Agent, the lenders from time to time party thereto. The Loan Agreement, among other things, (a) provides for the making of a secured Loan to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid, except as set forth in Section 2.3 of the Loan Agreement.

This Note and the obligation of Borrower to repay the unpaid principal amount of the Loan, interest on the Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

This Note and any amounts due hereunder shall be convertible into Equity Securities of the Surviving Corporation in accordance with the terms of Section 16 of the Loan Agreement.

To the extent permitted by applicable law, presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all fees and expenses, including attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due.

Any reference herein to Lender shall be deemed to include and apply to every subsequent holder of this Note. Reference is made to the Loan Agreement for provisions concerning optional and mandatory prepayments, Collateral, acceleration and other material terms affecting this Note.

This Note shall be governed by and construed under the laws of the State of New York. Borrower agrees that any action or proceeding brought to enforce or arising out of this Note may be commenced in the state or federal courts located within the State of New York.

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER:

KODIAK ROBOTICS, INC.

By:

Name:

Title:

6